Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

ALLERGAN SALES, LLC,

CELESTIAL MERGER SUB, INC.

and

REPROS THERAPEUTICS INC.

dated as of December 11, 2017

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated December 11, 2017, is by and among ALLERGAN SALES, LLC, a Delaware limited liability company (“Parent”), CELESTIAL MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and REPROS THERAPEUTICS INC., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Section 10.5 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise. Parent, Merger Sub and the Company are each sometimes referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, on the terms and subject to the conditions set forth herein, Parent has agreed to cause Merger Sub to commence a tender offer (as it may be extended, amended or supplemented from time to time as permitted by this Agreement, the “Offer”) to purchase any (subject to the Minimum Condition (as defined in Annex I)) and all of the issued and outstanding shares (each, a “Share”) of common stock of the Company, par value $0.001 per share (“Company Common Stock”), at a price per share equal to $0.67 net to seller in cash, without interest (the “Offer Price”);

WHEREAS, following the consummation of the Offer, Parent would acquire the Company by means of a merger of Merger Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement (the “Merger”), with the Merger being governed by Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of, the Company and the holders of the Shares, (ii) approved, and declared it advisable to enter into, this Agreement and (iii) resolved to recommend that the holders of the Shares accept the Offer and tender their Shares in the Offer;

WHEREAS, prior to the date hereof the Company and the holders of a majority of the Company’s outstanding Series A Warrants to purchase Company Common Stock (the “Series A Warrants”) and the holders of a majority of the Company’s outstanding Series B Warrants to purchase Company Common Stock (the “Series B Warrants” and, together with the Series A Warrants, the “Company Warrants”) have amended the terms of the Company Warrants to provide that the Company will have the right, at its option, to purchase each outstanding and unexercised Company Warrant for a cash payment in the respective amounts per Series A Warrant and Series B Warrant determined in accordance with such amendment (the “Warrant Amendment”);

WHEREAS, the boards of directors of Parent and Merger Sub each have, on the terms and subject to the conditions set forth herein, approved and adopted this Agreement and approved the transactions contemplated hereby, including the Offer and the Merger; and

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WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also prescribe various conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties agree as follows:

AGREEMENT

Article I.
THE OFFER

Section 1.1           The Offer.

(a)          Merger Sub shall, and Parent shall cause Merger Sub to, on or before the date that is ten (10) business days after the date of the initial public announcement of this Agreement, commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase for cash any (subject to the Minimum Condition) and all Shares at the Offer Price.

(b)          The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any Shares pursuant to the Offer is subject only to the terms and the satisfaction or waiver (as provided in Section 1.1(c) below) of the conditions set forth in Annex I (the “Offer Conditions”) (without limiting the right of Merger Sub to terminate, extend or modify the Offer in accordance with the terms of this Agreement). On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, accept and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer (the “Tendered Shares”) as soon as practicable after the Expiration Date and in compliance with applicable Law. The acceptance for payment of Shares pursuant to and subject to the conditions of the Offer is referred to in this Agreement as the “Offer Closing,” and the date and time at which the Offer Closing occurs is referred to in this Agreement as the “Acceptance Time.” Parent shall provide, or cause to be provided, to Merger Sub on the date of the Offer Closing funds necessary to purchase and pay the Offer Price for any and all Shares that Merger Sub becomes obligated to accept for payment and purchase pursuant to the Offer and this Agreement.

(c)          The Offer Conditions are for the sole benefit of Parent and Merger Sub, and Parent and Merger Sub may waive, in whole or in part, any Offer Condition at any time and from time to time, in their sole and absolute discretion, other than the Minimum Condition, which may be waived by Parent and Merger Sub only with the prior written consent of the Company. Parent and Merger Sub expressly reserve the right to waive any of the Offer Conditions or modify or amend the terms or conditions of the Offer, including the Offer Price; provided that, unless otherwise provided in this Agreement or previously approved by the Company in writing, Parent and Merger Sub shall not: (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer, (iii) impose conditions on the Offer in addition to the Offer Conditions, (iv) waive or amend the Minimum Condition, (v) amend the Offer Conditions in a manner that is adverse to the holders of Shares, or (vi) terminate the Offer or accelerate, extend or otherwise change the Expiration Date except as required or permitted by Section 1.1(e).

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(d)          On the date the Offer is commenced, Merger Sub shall, and Parent shall cause Merger Sub to (i) file with the SEC a Tender Offer Statement on Schedule TO (collectively with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer that include an offer to purchase, letter of transmittal, summary advertisement and other required ancillary Offer documents (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”) and (ii) disseminate or cause to be disseminated the Offer Documents to be disseminated to the holders of Shares as and to the extent required by applicable federal securities Law. Parent and Merger Sub agree that they shall cause the Offer Documents filed by Merger Sub with the SEC (x) to comply as to form in all material respects with the Exchange Act and other applicable Laws and (y) not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents. The Company hereby consents to the inclusion of the recommendation of the Company Board that the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer (the “Company Board Recommendation”) in the Offer Documents. The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company and the holders of Shares that may be required to be set forth in the Offer Documents by applicable federal securities Laws or reasonably requested by Parent or Merger Sub in connection with any action contemplated by this Section 1.1(d), including communication of the Offer to the record and beneficial holders of Shares. Each of the Parties agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become aware that such information has become false or misleading in any material respect, and Parent and Merger Sub further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities Law. Parent and Merger Sub shall (i) promptly provide the Company and its counsel with a copy of any written comments (and a description of any oral comments) received by Parent, Merger Sub, or their counsel from the SEC or its staff with respect to the Offer Documents, (ii) provide the Company with a reasonable opportunity to review and comment on such Offer Documents or response, and shall give reasonable consideration to any comments provided by the Company, and (iii) promptly provide the Company with copies of any responses to any such comments. Each of Parent and Merger Sub shall use reasonable best efforts to respond promptly to any comments (including oral comments) of the SEC or its staff with respect to the Offer Documents.

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(e)          The Offer shall initially be scheduled to expire at one (1) minute after 11:59 p.m., Eastern Time on the twentieth (20th) business day (for purposes of this Section 1.1(e) calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following (and including the day of) the commencement of the Offer (unless otherwise agreed to by Parent and the Company) (the “Initial Expiration Date”) or, if the period of time for which the Offer is open shall have been extended pursuant to, and in accordance with, this Section 1.1(e) or as may be required by applicable Law, at the time and date to which the Offer has been so extended (the Initial Expiration Date or such later time and date to which the Offer has been extended in accordance with this Section 1.1(e), the “Expiration Date”). Notwithstanding the foregoing, Merger Sub shall, and Parent shall cause Merger Sub to, (i) if, on the then-effective Expiration Date, any of the Offer Conditions have not been satisfied or waived (to the extent permitted hereunder), extend the Offer for one (1) or more periods of time of up to ten (10) business days each (the length of such period to be determined by Merger Sub), or for such longer period as the Parties may agree, in order to permit the satisfaction of the Offer Conditions, and (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof, NASDAQ or necessary to resolve any comments of the SEC or its staff applicable to the Offer or the Offer Documents; provided that, in the case of clauses (i) and (ii), neither Parent nor Merger Sub shall in any event be required to, and without the Company’s prior written consent shall not, extend the Offer beyond the Outside Date; provided, further, that neither Parent nor Merger Sub shall in any event be required to extend the Offer more than once, for a period of up to ten (10) business days, if, as of the applicable Expiration Date, all of the Offer Conditions are satisfied or have been waived other than the Minimum Condition. Merger Sub shall not, and Parent shall not cause Merger Sub to, extend the Offer if all Offer Conditions have been met. Nothing in this Section 1.1(e) shall be deemed to impair, limit or otherwise restrict in any manner the right of the Company, Parent or Merger Sub to terminate this Agreement pursuant to Section 9.1. In the event that this Agreement is terminated pursuant to the terms hereof, Merger Sub shall, and Parent shall cause Merger Sub to, promptly (and in any event within one (1) business day of such termination) irrevocably and unconditionally terminate the Offer and shall not acquire any Shares pursuant to the Offer. If the Offer is terminated or withdrawn by Merger Sub, or this Agreement is terminated in accordance with Section 9.1, prior to the acceptance for payment of Shares tendered in the Offer, Merger Sub shall, and Parent shall cause Merger Sub to, promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all Tendered Shares to the registered holders thereof.

(f)          The Offer Price shall be adjusted appropriately to reflect any reorganization, reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution occurring (or for which a record date is established) after the date hereof and prior to the payment by Merger Sub for Shares validly tendered and not properly withdrawn in connection with the Offer; provided, however, that nothing in this Section 1.1(f) shall be construed to permit the Company or the Company Subsidiary to take any action with respect to its securities that is prohibited by the terms of this Agreement.

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Section 1.2           Company Action.

(a)          The Company shall file with the SEC, as promptly as reasonably practicable on the date the Offer Documents are filed with the SEC, a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer (together with any amendments and supplements thereto, the “Schedule 14D-9”) that, subject to Section 6.2, contains the Company Board Recommendation, the fairness opinion of the Company’s financial advisor referenced in Section 4.18 and the information required by Section 262(d)(2) of the DGCL such that the Schedule 14D-9 constitutes a notice of appraisal rights under Section 262(d)(2) of the DGCL. The Company shall cause the Schedule 14D-9 to comply as to form in all material respects with the requirements of applicable Law. The Company shall promptly disseminate the Schedule 14D-9 to the holders of Shares as and to the extent required by applicable Law, including by setting the Stockholder List Date as the record date for the purpose of receiving the notice required by Section 262(d)(2) of the DGCL; provided that such record date will not be more than ten (10) calendar days prior to the date that the Schedule 14D-9 is first mailed. The Company hereby, absent a Change of Recommendation, consents to the inclusion of a copy of the Schedule 14D-9, including the Company Board Recommendation if contained therein, with the Offer Documents mailed or furnished to the holders of Shares. Parent and Merger Sub shall, absent a Change of Board Recommendation, disseminate a copy of the Schedule 14D-9 with the Offer Documents mailed or furnished to the holders of Shares. Parent and Merger Sub shall furnish promptly to the Company all information concerning Parent and Merger Sub reasonably requested by the Company or required by applicable Law to be set forth in the Schedule 14D-9. Each of the Parties agrees to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become aware that such information has become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable Law. The Company shall (i) provide Parent, Merger Sub and their counsel with a copy of any written comments (and a description of any oral comments) that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, (ii) prior to the filing of the Schedule 14D-9 (including any amendment or supplement thereto) with the SEC or dissemination thereof to the holders of Shares, or responding to any comments of the SEC or its staff with respect to the Schedule 14D-9, provide Parent and Merger Sub with a reasonable opportunity to review and comment on such Schedule 14D-9 or response, and give reasonable consideration to any comments provided by Parent or Merger Sub, and (iii) promptly provide Parent and Merger Sub with copies of any responses to any such comments. The Company shall use reasonable best efforts to respond promptly to any such comments of the SEC or its staff.

(b)          The Company shall reasonably promptly after the date hereof provide to Parent, or cause to be provided to Parent, a list of the holders of Shares as well as mailing labels and any available listing or computer file containing the names and addresses of all record and beneficial holders of Shares and lists of securities positions of Shares held in stock depositories, in each case accurate and complete as of the most recent practicable date, and shall promptly furnish Merger Sub with such additional information and assistance (including updated lists of the record and beneficial holders of Shares, mailing labels and lists of securities positions) as Merger Sub or its agents may reasonably request in order to communicate the Offer to the record and beneficial holders of Shares (the date of the list used by Parent to determine the Persons to whom the Offer Documents and Schedule 14D-9 are first disseminated, the “Stockholder List Date”). In addition, in connection with the Offer, the Company shall, and shall use its commercially reasonable efforts to cause third parties to, cooperate with Parent and Merger Sub to disseminate the Offer Documents to the holders of Shares held in or subject to the Company Equity Plans and to permit such holders of Shares to tender their Shares into the Offer. Except as required by applicable Law or as necessary to communicate regarding the Offer and the Merger with the holders of Shares (including by disseminating the Offer Documents), Parent and Merger Sub (and their respective Representatives) shall hold in confidence the information contained in any such labels, listings and files, shall use such information solely in connection with the Offer and the Merger, and, if this Agreement is terminated or the Offer is otherwise terminated, shall destroy, and shall use their reasonable best efforts to cause their Representatives to destroy, all copies of such information, labels, listings and files, and any abstracts or summaries from such information, then in their possession or in the possession of their Representatives.

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(c)          The Company shall register (and shall instruct its transfer agent to register) the transfer of the Shares accepted for payment by Merger Sub effective immediately after the Acceptance Time.

Article II.
THE MERGER

Section 2.1           The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”). The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities, obligations, restrictions and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 2.2           Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Eastern Time, at the offices of Covington & Burling LLP, The New York Times Building, 620 Eighth Avenue, New York, New York 10018, on the second (2nd) business day after the satisfaction or, to the extent permissible, waiver of the last of the conditions set forth in Article VIII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), unless another time, date or place is agreed by the Company and Parent. The date on which the Closing actually takes place is referred to as the “Closing Date”.

Section 2.3           Effective Time. On the Closing Date, the Parties shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL and make any other filings, recordings or publications required to be made by the Company or Merger Sub under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or on such later date and time as shall be agreed to by the Company and Parent and specified in the Certificate of Merger in accordance with the DGCL (such date and time being hereinafter referred to as the “Effective Time”).

Section 2.4           Governing Documents. Subject to Section 7.4, at the Effective Time (a) the Company Certificate of Incorporation shall be amended and restated to read in its entirety in the form set forth in Exhibit A, and as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law and (b) the Company Bylaws shall be amended and restated to read in their entirety in the form set forth in Exhibit B, and as so amended and restated shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

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Section 2.5           Officers and Directors of the Surviving Corporation. The Parties shall take all actions necessary so that (a) the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and (b) the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.6           Merger Without a Vote of Stockholders. The Merger may be effected pursuant to Section 251(h) of the DGCL. The Parties shall take all necessary and appropriate action to cause the Merger to be effected as soon as practicable following the consummation of the Offer, without a vote of the holders of the Shares in accordance with Section 251(h) of the DGCL.

Section 2.7           Escrow Release. On the Closing Date, unless previously delivered by the Parties to the Escrow Agent, the Parties shall deliver a joint instruction to the Escrow Agent, instructing the Escrow Agent to release the escrowed funds to the holders of Company Warrants as payment of the Repurchase Price (as defined in the Company Warrants) pursuant to the terms of the Escrow Agreement and the Company shall effect the Warrant Repurchase (as defined in the Company Warrants) as contemplated by the Company Warrants (as amended).

Article III.

TREATMENT OF SECURITIES

Section 3.1           Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of the Parties:

(a)          Conversion of Company Common Stock. Subject to the other provisions of this Article III, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares of Company Common Stock to be cancelled in accordance with Section 3.1(b) and any Dissenting Shares) shall be automatically converted into the right to receive, in accordance with the terms of this Agreement, an amount in cash equal to the Offer Price without interest (the “Merger Consideration”). From and after the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such shares of Company Common Stock in accordance with Section 3.2.

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(b)          Cancellation of Certain Shares. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by the Company or owned by Parent, Merger Sub or any of their respective Subsidiaries shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)          Conversion of Merger Sub Common Stock. Each share of common stock, $0.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and those shares of the Surviving Corporation shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d)          Dissenting Shares. Each Dissenting Share immediately prior to the Effective Time shall be cancelled and retired without any conversion thereof, and Dissenting Shares will thereafter only represent the right to receive payment pursuant to Section 262 of the DGCL and as described in Section 3.3.

Section 3.2           Payment for Securities; Surrender of Certificates.

(a)          Payment Fund. Concurrently with, or promptly following, the Acceptance Time, Parent will, or will cause the Surviving Corporation or an affiliate to, deposit, or cause to be deposited, with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”) sufficient funds to make the aggregate payments of the Offer Price due pursuant to Section 3.1(a) (such amount being hereinafter referred to as the “Payment Fund”). The Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for in the preceding sentence out of the Payment Fund. The Payment Fund may be invested by the Paying Agent as directed by Parent or the Surviving Corporation; provided, that (x) no such investment or losses thereon shall affect the Offer Price payable to the holders of Shares pursuant to this Agreement, and (y) following any such losses that result in the amount of funds in the Payment Fund being insufficient to promptly pay the portion of the aggregate Offer Price that remains unpaid, Parent shall promptly provide additional funds to the Paying Agent to the extent of such insufficiency. Any interest and other income resulting from such investment shall be paid solely to Parent. The Payment Fund shall not be used for any other purpose, except as provided in this Agreement.

(b)          Procedures for Surrender.

(i)          The Paying Agent shall also act as the agent for the Company’s stockholders for the purpose of receiving and holding their certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) and non-certificated shares of Company Common Stock represented by book-entry (“Book-Entry Shares”) and shall obtain no rights or interests in the shares represented thereby. Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of shares of Company Common Stock whose shares of Company Common Stock were converted pursuant to Section 3.1 into the right to receive the Merger Consideration (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or to Book-Entry Shares shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) or transfer of the Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for effecting the surrender of the Certificates or transfer of the Book-Entry Shares in exchange for payment of the Merger Consideration issuable and payable in respect of such shares of Company Common Stock pursuant to Section 3.1.

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(ii)         Upon (A) surrender to the Paying Agent of a Certificate for cancellation, together with such letter of transmittal properly completed and validly executed in accordance with the instructions thereto or (B) receipt by the Paying Agent of an “agent’s message” in the case of Book-Entry Shares and, in each case, such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the applicable Merger Consideration pursuant to the provisions of this Article III, for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share, and each Certificate or Book-Entry Share so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer or stock records of the Company, any cash to be paid upon due surrender of the Certificate or Book-Entry Share formerly representing such shares of Company Common Stock may be paid to such a transferee if such Certificate or Book-Entry Share is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by this Article III, and shall not evidence any interest in, or any right to exercise the rights of a stockholder or other equity holder of, the Company or the Surviving Corporation.

(c)          Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d)          Termination of Payment Fund; No Liability. At any time following six (6) months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Payment Fund that have not been disbursed, or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation and Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the applicable Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 3.2(b), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent or the Paying Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

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(e)          Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Parent or the Paying Agent, the posting by such holder of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to any such Certificates, the applicable Merger Consideration payable in respect thereof pursuant to Section 3.1 hereof.

Section 3.3           Appraisal Rights.

(a)          Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock, if any, as to which the holder thereof shall have (i) properly demanded appraisal and otherwise complied with the provisions of Section 262 of the DGCL (“Section 262”) and (ii) not failed to perfect and not effectively withdrawn or lost such holder’s rights to appraisal (each, a “Dissenting Share”), shall not be converted into the right to receive the Merger Consideration payable pursuant to Section 3.1, but instead at the Effective Time shall become entitled only to payment of the fair value of such shares of Company Common Stock determined in accordance with Section 262 (it being understood and acknowledged that at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the fair value of such Dissenting Shares as determined in accordance with Section 262); provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to payment of the fair value of such Dissenting Shares under Section 262, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, without interest or duplication, the Merger Consideration.

(b)          The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, of any withdrawals of such demands and of any other instruments served and received by the Company under Section 262, and Parent shall have the opportunity to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

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Section 3.4           Treatment of Company Equity Awards.

(a)          As of the Effective Time, each option to purchase Company Common Stock (a “Company Stock Option”) granted under any Company Equity Plan that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall vest in full, and automatically be canceled and terminated as of the Effective Time, and the holder thereof shall become entitled to receive an amount of cash, if any, from the Surviving Corporation equal to the product of (A) the total number of Shares underlying such Company Stock Option outstanding immediately prior to the Effective Time multiplied by (B) the excess, if any, of the Merger Consideration over the exercise price per Share of such Company Stock Option, without interest and subject to any applicable withholding or other Taxes required to be withheld in accordance with Section 3.5. At least twenty (20) days prior to the Effective Time, the Company shall provide each holder of a Company Stock Option notice of the cancellation and termination of such holder’s Company Stock Options pursuant to this Section 3.4(a) and each such holder shall have at least fifteen (15) days from the date of such notice to exercise his or her Company Stock Options prior to the Effective Time.

(b)          As of the Effective Time, each outstanding restricted stock unit and any associated rights to the issuance of additional Company Common Stock upon the achievement of Company performance goals (the “Company RSUs”) under any Company Equity Plan that is not then vested shall be canceled, and the former holder of such canceled Company RSU will be entitled, in exchange therefor, to receive (without interest) an amount in cash from the Surviving Corporation (subject to applicable tax withholdings or other Taxes required to be withheld in accordance with Section 3.5) equal to the product of (x) the total number of Shares subject to (or deliverable under) such Company RSU immediately prior to the Effective Time (determined after giving effect to the accelerated vesting and deemed achievement at maximum applicable performance levels) multiplied by (y) the Offer Price.

(c)          As of the Effective Time, each outstanding share of restricted stock (collectively, the “Company Restricted Shares”) granted under any Company Equity Plan that is subject to restrictions or otherwise not then vested shall automatically become fully vested and the restrictions thereon shall lapse, and each such share of Company Restricted Shares shall be canceled and the holder of such Company Restricted Shares will be entitled, in exchange therefor, to receive (without interest) an amount in cash (subject to applicable tax withholdings or other Taxes required to be withheld in accordance with Section 3.5) from the Surviving Corporation equal to the product of (x) the total number of Shares subject to such Company Restricted Shares immediately prior to the Effective Time (determined after giving effect to the accelerated vesting and deemed achievement at maximum applicable performance levels) multiplied by (y) the Offer Price.

(d)          As of the Effective Time, each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time shall automatically be canceled as of the Effective Time, and the holder thereof shall become entitled to receive the amount in cash specified in the Warrant Amendment, without interest.

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(e)          Prior to the Effective Time, the Company shall adopt such resolutions and take such other actions as are reasonably necessary to effect the treatment of the Company Stock Options, Company Restricted Shares and Company RSUs (collectively, the “Company Equity Awards”) as contemplated by this Section 3.4. At the Effective Time, Parent shall assume all obligations of the Company under the Company Equity Plans, each outstanding Company Stock Option, Company Restricted Share and Company RSU and the agreements evidencing the grants thereof and shall administer and honor all such awards in accordance with the terms and conditions of such awards and the Company Equity Plans pursuant to which they were granted (subject to the adjustments required by reason of this Agreement or the Transactions or such other adjustments or amendments made by Parent in accordance with such terms and conditions).

(f)          Parent shall (i) cause the Surviving Corporation or an affiliate to make payments of the cash consideration payable with respect to (A) Company Equity Awards pursuant to Sections 3.4(a), 3.4(b) and 3.4(c) to all holders of Company Equity Awards, as applicable, and (B) Company Warrants pursuant to Section 3.4(d) to all holders of Company Warrants, in each case as promptly as practicable following the Effective Time, and (ii) provide, or cause to be provided, to the Surviving Corporation sufficient funds to make such payments.

Section 3.5           Withholding. Parent, Parent’s affiliates and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement, any amounts as they reasonably believe are required to be withheld or deducted with respect to such consideration under the Code, or any applicable provisions of state, local or foreign Tax Law. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article IV. REPRESENTATIONS AND
WARRANTIES OF THE COMPANY

Except as disclosed in (i) the Company SEC Documents filed with the SEC since December 31, 2016 (including exhibits and other information incorporated by reference therein) and publicly available on the SEC’s EDGAR website prior to the date hereof (but (A) without giving effect to any amendment to any such Company SEC Documents filed on or after the date hereof and (B) excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and other disclosure generally cautionary in nature) (provided that this clause (i) shall not be applicable to Section 4.2 and Section 4.3(a)), or (ii) the applicable section of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section of the Company Disclosure Letter shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent from a reading of the Company Disclosure Letter), the Company represents and warrants to Parent as set forth below.

Section 4.1           Qualification, Organization, Subsidiary, etc.

(a)          Each of the Company and the Company Subsidiary (i) is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and (iii) is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

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(b)          The copies of the Company Governing Documents most recently filed with the Company SEC Documents are accurate and complete copies of such documents as in effect as of the date of this Agreement. The Company has made available to Parent accurate and complete copies of the certificates of incorporation and by-laws or comparable organizational and governing documents of the Company Subsidiary, each as amended to the date of this Agreement, and each as so delivered is in full force and effect.

Section 4.2           Capitalization.

(a)          The authorized capital stock of the Company consists of 75,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). As of December 11, 2017 (the “Company Capitalization Date”), (i)(A) 39,560,688 shares of Company Common Stock were issued and outstanding (including Company Restricted Shares), (B) 112,350 shares of Company Common Stock were held in treasury and (C) no shares of Company Common Stock were held by the Company Subsidiary, (ii) 2,422,107 shares of Company Common Stock were reserved for issuance pursuant to the Company Equity Plans, of which amount 2,144,612 shares of Company Common Stock are issuable upon the exercise of outstanding Company Stock Options, (iii) 144,450 shares of Company Common Stock were issuable upon the settlement of outstanding Company RSUs, (iv) no shares of Company Preferred Stock were issued or outstanding, and (v) 3,825,833 shares of Company Common Stock were subject to issuance pursuant to the Company Warrants. All the outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights. All issued and outstanding shares of capital stock of, or other equity interests in, the Company Subsidiary are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than restrictions on transfer imposed by applicable securities Laws. Section 4.2(a)(i) of the Company Disclosure Letter sets forth an accurate and complete list of all Company Equity Awards outstanding as of the close of business on the Company Capitalization Date, specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares of Company Common Stock subject to each such Company Equity Award, (iii) the Company Equity Plan under which the Company Equity Award was granted, if applicable, (iv) the grant date of each such Company Equity Award, (v) the year of vesting of each such Company Equity Award or the number of exercisable and unexercisable options underlying such Company Equity Award, in either case, to the extent applicable, (vi) the expiration date, if applicable, and (vii) the exercise price for each such Company Equity Award, to the extent applicable (such schedule, the “Company Equity Award Schedule”). Section 4.2(a)(ii) of the Company Disclosure Letter sets forth an accurate and complete list of all Company Warrants outstanding as of the close of business on the Company Capitalization Date, specifying (i) the number of shares of Company Common Stock subject to each such Company Warrant, (ii) the issuance date of each such Company Warrant, (iii) the expiration date and (iv) the exercise price for each such Company Warrant (such schedule, the “Company Warrant Schedule”). All outstanding securities of the Company have been offered and issued in compliance in all material respects with all applicable securities Laws, including the Securities Act and “blue sky” Laws.

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(b)          Except as set forth in Section 4.2(a) above, as of the date of this Agreement: (i) the Company does not have any shares of capital stock, or other voting securities, issued, reserved for issuance or outstanding other than the shares of Company Common Stock that were outstanding on the Company Capitalization Date or that have become outstanding after the Company Capitalization Date but were reserved for issuance as set forth in Section 4.2(a) above as of the Company Capitalization Date, (ii) there are no issued, reserved for issuance, outstanding or authorized stock option, restricted shares, stock appreciation, performance shares or units, contingent value rights, phantom stock, profit participation, warrant or similar rights or equity-based awards with respect to the Company or the Company Subsidiary, and (iii) there are no outstanding subscriptions, options, warrants, puts, calls, preemptive rights, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which the Company or the Company Subsidiary is a party or otherwise obligating the Company or the Company Subsidiary to (A) issue, transfer or sell any shares in the capital or other equity interests of the Company or the Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests (in each case other than to the Company or the Company Subsidiary); (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (C) redeem or otherwise acquire any such shares in its capital or other equity interests; (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any other Person or (E) make any payment to any Person the value of which is derived from or calculated based on the value of the Company Common Stock or Company Preferred Stock. Since the Company Capitalization Date, the Company has not granted any equity or equity-based award to any of the directors, employees or independent contractors of the Company or the Company Subsidiary.

(c)          With respect to each grant of Company Equity Awards, (i) each such grant was made in accordance with the terms of the applicable Company Equity Plan, the Exchange Act and all other applicable Laws, in each case, in all material respects, including the rules of the NASDAQ, and (ii) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Documents in accordance with the Exchange Act and all other applicable Laws, except, in the case of this clause (ii), where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has provided to Parent complete and accurate copies of all Company Warrants.

(d)          Neither the Company nor the Company Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or the Company Subsidiary on any matter.

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(e)          There are no voting trusts or other agreements or understandings to which the Company or the Company Subsidiary is a party with respect to the voting of the capital stock or other equity interest of the Company or the Company Subsidiary.

(f)          The Company Subsidiary and its jurisdiction of organization is identified in Section 4.2(f) of the Company Disclosure Letter. All of the issued and outstanding shares of capital stock or other equity interests of the Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except for equity interests in the Company Subsidiary, neither the Company nor the Company Subsidiary owns any capital stock or equity interests in, or subscriptions, options, calls, warrants or other right, agreement or commitment convertible or exercisable into, or exchangeable for or measured by reference to, any equity interest in any person). Neither the Company nor the Company Subsidiary has any obligation to acquire any equity interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

Section 4.3           Corporate Authority Relative to this Agreement; No Violation.

(a)          The Company has all requisite corporate power and authority, and has taken all corporate action necessary, to enter into this Agreement and to consummate the Transactions, including the Offer and the Merger. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Company Board and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company or the Company Subsidiary are necessary to authorize the consummation of the Transactions other than, with respect to the Merger. Prior to the execution of this Agreement, at a meeting duly called and held, the Company Board unanimously (i) determined that this Agreement and the Transactions, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth herein, in accordance with the requirements of the DGCL, (iv) resolved that the Merger may be effected pursuant to Section 251(h) of the DGCL; and (iv) resolved to (A) recommend that the Company’s stockholders tender their Shares to Merger Sub pursuant to the Offer and approve the adoption of this Agreement and the Transactions (such recommendation, the “Company Board Recommendation”) and (B) include the Company Board Recommendation in the Schedule 14D-9 when disseminated to the Company’s stockholders, which resolutions, subject to Section 6.2, have not been subsequently amended, withdrawn or modified as of the date of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and equitable principles of general applicability (the “Bankruptcy and Equity Exception”). If the Merger is consummated in accordance with Section 251(h) of the DGCL as contemplated hereby, no vote of the Company’s stockholders or any holder of Shares is necessary to authorize or adopt this Agreement or to consummate the Transactions.

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(b)          Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the Securities Act and any applicable state securities, takeover and “blue sky” Laws, (iii) the Exchange Act, (iv) any applicable requirements of any Antitrust Laws set forth on Section 4.3(b) of the Company Disclosure Letter, and (v) any applicable requirements of the NASDAQ, no notice to, authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by the Company of the Transactions, except for such notices, authorizations, consents, approvals or filings that, if not obtained or made, would not materially impede or delay the consummation of the Offer or the Merger and the other Transactions or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)          The execution and delivery by the Company of this Agreement do not, and, except as described in Section 4.3(b), the consummation of the Transactions and compliance with the provisions of this Agreement will not (i) require any consent, waiver or notice under, conflict with, result in any violation or breach of, or constitute a default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, purchase, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under any Contract, loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise or right binding upon the Company or the Company Subsidiary or result in the creation of any Lien upon any of the properties, rights or assets of the Company or the Company Subsidiary, other than Company Permitted Liens, (ii) conflict with or result in any violation of any provision of the Company Governing Documents or any of the organizational documents of the Company Subsidiary, (iii) conflict with or violate any Laws or order, writ, injunction, decree, rule or regulation applicable to the Company or the Company Subsidiary, or to which the Company or the Company Subsidiary or any of their respective properties or assets are subject, except as would not, in the case of clauses (i) and (iii), reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.4           Reports and Financial Statements.

(a)          From January 1, 2014 through the date of this Agreement, the Company has filed or furnished on a timely basis all forms, schedules, documents, statements and reports with the SEC (such forms, schedules, documents, statements and reports, the “Company SEC Documents”) required to be filed or furnished prior to the date hereof by it with the SEC. As of their respective dates, or, if amended, as of the date of (and giving effect to) the last such amendment (and, in the case of registration statements and proxy statements, on the date of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company SEC Documents is, to the knowledge of the Company, the subject of ongoing SEC review or outstanding or unresolved comments. The Company has, prior to the date hereof, provided Parent or its Representatives with accurate and complete copies of all SEC comment letters received and response letters submitted and other correspondence with the SEC with respect to the Company SEC Documents, within the year prior to the date of this Agreement to the extent such comment letters, response letters and correspondence are not publicly available. The Company Subsidiary is not, nor at any time since January 1, 2014 has been, required to file any forms, schedules, statements, reports or other documents with the SEC.

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(b)          The consolidated financial statements (including all related notes and schedules) of the Company contained or incorporated by reference in the Company SEC Documents when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of the Company and the Company Subsidiary, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) were prepared in conformity with United States Generally Accepted Accounting Principles (“GAAP”) (except, in the case of the unaudited statements, to the extent permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). As of the date of this Agreement, there are no inquiries or investigations by the SEC or any internal investigations pending or, to the knowledge of the Company, threatened, in each case regarding any accounting practices of the Company.

(c)          Neither the Company nor its Subsidiaries is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or the Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), in each case where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or the Company Subsidiary in the Company’s financial statements or other Company SEC Documents.

Section 4.5           Internal Controls and Procedures.

(a)          The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s internal controls are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and its disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2016, and such assessment concluded that such controls were effective. The Company has disclosed to Parent (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, in each case, that was disclosed to the Company’s auditors or the audit committee of the Company Board in connection with its most recent evaluation of internal controls over financial reporting prior to the date hereof.

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(b)          Except as set forth in Section 4.5(b) of the Company Disclosure Letter, the Company has complied with and is in compliance in all material respects with all current listing and corporate governance requirements of the NASDAQ, and is in compliance in all material respects with all rules, regulations and requirements of the SEC and with the Sarbanes-Oxley Act.

Section 4.6           No Undisclosed Liabilities. Neither the Company nor the Company Subsidiary has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise that could be required by GAAP to be reflected on a consolidated balance sheet of the Company and the Company Subsidiary (or in the notes thereto), except (a) as disclosed, reflected or reserved against in the Company’s consolidated balance sheet (or the notes thereto) as of June 30, 2017 included in the Company SEC Documents filed or furnished and publicly available prior to the date hereof, (b) for liabilities incurred in the ordinary course of business since June 30, 2017, (c) as expressly permitted or contemplated by this Agreement and (d) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.7           Compliance with Laws; Permits.

(a)          The Company and the Company Subsidiary are, and since January 1, 2014 have been, in compliance with all Laws applicable to the Company or the Company Subsidiary, as applicable, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2014, neither the Company nor the Company Subsidiary has received any written notice or, to the knowledge of the Company, other communication from any Governmental Entity regarding any material violation of, or material failure to comply with, any Law.

(b)          The Company and the Company Subsidiary are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, permissions, clearances, registrations, qualifications and orders of any Governmental Entity necessary for the Company and the Company Subsidiary to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Company Permits are in full force and effect and are not subject to any administrative or judicial proceeding that could result in modification, termination or revocation thereof and (ii) the Company and the Company Subsidiary is in compliance with the terms and requirements of all Company Permits.

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Section 4.8           Environmental Laws and Regulations.

(a)          (i) No notice, notification, report, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, is threatened by any Governmental Entity or other Person relating to the Company, the Company Subsidiary or the Company Leased Real Property and relating to or arising out of any Environmental Law, (ii) the Company and the Company Subsidiary are, and have been, in compliance in all respects with all Environmental Laws and all Environmental Permits and (iii) there are no liabilities or obligations of the Company or the Company Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation.

(b)          Neither the execution of this Agreement by the Company nor the consummation by the Company of the Transactions will require any investigation, remediation or other action with respect to any Hazardous Substance, or any notice to or consent of any Governmental Entity, pursuant to any applicable Environmental Law.

(c)          The Company has not engaged in any Hazardous Substance activity in violation in any material respect of any Environmental Laws and has not released any Hazardous Substance into the environment except in compliance in all material respects with Law.

(d)          The Company has made available to the Buyer any material Phase I and Phase II reports and other material environmental, occupational, health and safety, or industrial hygiene records and assessments, including any reports, analyses or modelling of risk of accidental or catastrophic releases of any Hazardous Substances required under Environmental Laws, environmental remedial and investigation reports brownfields agreements, environmental sampling reports, environmental compliance audits, and environmental permits, each in the possession of the Company, relating to environmental matters with respect to the Company.

Section 4.9           Employee Benefit Plans.

(a)          Section 4.9(a) of the Company Disclosure Letter sets forth each employee benefit plan (as defined in Section 3(3) of ERISA) and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, independent contractor, change-in-control, collective bargaining, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other material similar fringe or employee benefit plan, program or arrangement, in each case for the benefit of current employees, directors or consultants (or any dependent or beneficiary thereof) of the Company or the Company Subsidiary or with respect to which the Company or the Company Subsidiary may have any material obligation or liability (whether actual or contingent) (together, the “Company Benefit Plans”). With respect to each Company Benefit Plan, the Company has made available to Parent accurate and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, (i) the plan document(s), as amended through the date of this Agreement or a written summary of any unwritten Company Benefit Plan, (ii) the most recent summary plan description (if required) and any summary of material modifications to such summary plan description (if required), (iii) the annual reports on Forms 5500 that have been filed for the most recently completed plan year to the extent required under applicable Law, (iv) the most recent actuarial valuations, (v) current material contracts including trust agreements, insurance contracts, and administrative services agreements, (vi) the most recent determination or opinion letters, if any, for any plan intended to be qualified under section 401(a) of the Code, and (vii) any non-routine correspondence with the Department of Labor, Internal Revenue Service, or any other governmental entity regarding a Company Benefit Plan that was received in the past year.

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(b)          (i) Each of the Company Benefit Plans has been operated and administered in all material respects with its terms and applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (ii) no Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, and the Company has no liability with respect to any such plan; (iii) no Company Benefit Plan that is a welfare plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or the Company Subsidiary beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, or comparable U.S. state Law or as set forth in Section 4.9(b)(iii) of the Company Disclosure Letter; (iv) no liability under Title IV of ERISA has been incurred by the Company, the Company Subsidiary or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that is likely to cause the Company, the Company Subsidiary or any of their ERISA Affiliates to incur a liability thereunder; (v) no Company Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, and the Company has no liabilities with respect to any such plan; (vi) all contributions or other amounts payable by the Company or the Company Subsidiary pursuant to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards; (vii) neither the Company nor the Company Subsidiary has engaged in a transaction in connection with which the Company or the Company Subsidiary could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; (viii) there are no pending, or to the knowledge of the Company, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto that would result in a material liability; (ix) each Company benefit Plan that is a welfare plan is fully insured by a third party insurance company; and (x) neither the Company nor the Company Subsidiary have any obligation to gross-up any individual for taxes owed under sections 409A or 4999 of the Code or otherwise.

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(c)          (i) Each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification on which the Company is entitled to rely, and (ii) there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan.

(d)          All assets of any Company Benefit Plan consist of cash or actively traded securities.

(e)          The Company may terminate or amend any Company Benefit Plan, at any time in its sole discretion, without incurring any liability other than (i) with respect to benefits that have already accrued under a retirement plan or (ii) for obligations arising under any agreement set forth on Section 4.9(b)(iii) of the Company Disclosure Letter.

(f)          Except as set forth in Section 4.9(f)(i) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event related to this Transaction, including the termination of any individual’s service with the Company or the Company Subsidiary) will (i) result in any payment becoming due to any current or former director or any employee of the Company or the Company Subsidiary under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits. Except as set forth in Section 4.9(f)(ii) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event related to this Transaction, including the termination of any individual’s service with the Company or the Company Subsidiary) will result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former director or any employee of the Company or the Company Subsidiary under any Company Benefit Plan or otherwise.

(g)          Each Company Benefit Plan, if any, which is maintained outside of the United States has been operated in conformance in all material respects with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Company Benefit Plan is present or operates and, to the extent relevant, the United States.

Section 4.10         Absence of Certain Changes or Events.

(a)          From December 31, 2016 through the date of this Agreement, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)          From December 31, 2014 through the date of this Agreement, (i) the business of the Company and the Company Subsidiary has been conducted in the ordinary course of business and (ii) neither the Company nor the Company Subsidiary has taken any action, or failed to take any action, that would have constituted a breach of Section 6.1(b) (other than clauses (iii), (vii), (xv) and (xvi) (solely to the extent relating to clauses (iii), (vii) or (xv) thereof)) had such action been taken after the execution of this Agreement without the prior consent of Parent.

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Section 4.11         Investigations; Litigation. (a) There is no material investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or the Company Subsidiary or any of their respective properties, rights, assets, (b) there is no material action, suit, inquiry, investigation, proceeding, subpoena, civil investigative demand or other request for information relating to potential violations of Law pending (or, to the knowledge of the Company, threatened) against or affecting the Company or the Company Subsidiary or any of their respective properties, rights, assets, present or former officers, directors or employees, (c) there is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Entity outstanding against the Company or the Company Subsidiary, and (d) there are no internal investigations or internal inquiries that, since January 1, 2014, have been conducted by or at the direction of the Company Board (or any committee thereof) concerning any financial, accounting or other misfeasance or malfeasance issues.

Section 4.12         Information Supplied. None of the information with respect to the Company or the Company Subsidiary supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents will, at the time of the filing of, at the time of any amendment of or supplement to, or at the time of any publication, distribution or dissemination of, the Offer Documents, and at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. At the time of the filing of, at the time of any amendment of or supplement to, and at the time of any publication, distribution and dissemination of, the Schedule 14D-9, and at the time of the consummation of the Offer, the Schedule 14D-9 (a) will comply as to form in all material respects with the requirements of the Exchange Act and (b) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. For clarity, the representations and warranties in this Section 4.12 will not apply to statements or omissions included or incorporated by reference in the Offer Documents or the Schedule 14D-9 based upon information supplied to the Company by Parent or Merger Sub or any of their Representatives on behalf of Parent or Merger Sub specifically for inclusion therein.

Section 4.13         Regulatory Matters.

(a)          All activities of the Company and the Company Subsidiary are in compliance in all material respects with all healthcare Laws applicable to the operation of their business as currently conducted, including the FDCA, the PHSA, all FDA regulations promulgated thereunder, and any comparable state or foreign Laws. Neither the Company nor the Company Subsidiary has received any written notice or, to the knowledge of the Company, any other communication from the FDA or any other Governmental Entity alleging any violation of any Law in any material respects with respect to such activities.

(b)          All Company Products are in compliance in all material respects with all applicable requirements under the FDCA, the PHSA and all comparable state or foreign Laws, including all (i) requirements relating to research, development, manufacture, sale, labeling, storing, testing, distribution, record-keeping, reporting, import, export, advertising and promotion and (ii) required filings, declarations, listings, notices, requests for Company Permits, registrations, reports or submissions, including but not limited to adverse event reports. Neither the Company nor the Company Subsidiary has received any written notice or, to the knowledge of the Company, any other communication, from the FDA or any other Governmental Entity alleging any material violation with such requirements.

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(c)          All animal studies or other nonclinical tests performed in connection with or as the basis for any regulatory approval or clearance required for the Company Products either (i) have been conducted in accordance, in all material respects, with all applicable Laws, including applicable Good Laboratory Practice requirements contained in 21 CFR Part 58 (“GLPs”) or (ii) involved experimental research techniques that could not be performed by a registered GLP testing laboratory (with appropriate notice being given to the FDA) and have employed in all material respects the procedures and controls generally used by qualified experts in animal or nonclinical study of products comparable to those being developed by the Company. None of the Company or the Company Subsidiary has received any written notice or, to the knowledge of the Company, any other material communication from a Governmental Entity requiring the termination or suspension or material modification of any nonclinical study with respect to any Company Product.

(d)          Accurate and complete copies of all material reports made by or on behalf of the Company with respect to material human clinical trials that relate to the Company Products have been provided or made available to Parent. The Company has heretofore provided or made available to Parent all material correspondence between the Company or the Company Subsidiary, on the one hand, and the FDA and other Governmental Entities, on the other hand, regarding such clinical trials.

(e)          All human clinical trials conducted by or on behalf of the Company or the Company Subsidiary have been, and are being, conducted in material compliance with all applicable Laws, including the applicable requirements of the FDCA, the PHSA, and FDA’s Good Clinical Practice (GCP) requirements, including all applicable requirements relating to clinical trials and/or the protection of human subjects contained in 21 CFR Parts 50, 54, 56, and 312. Since January 1, 2014, none of the Company, any of the Company Subsidiary, anyone acting on behalf of the Company or the Company Subsidiary has received any written notice (or, to the knowledge of the Company, other notice) that the FDA, any institutional review board, or any domestic or foreign Governmental Entity, has initiated, or threatened to initiate, any clinical hold or other action to suspend any ongoing clinical trial sponsored by or on behalf of Company, or any action to suspend or terminate any active Investigational New Drug Application (“IND”) sponsored by or on behalf of the Company.

(f)          With respect to any clinical trial conducted by or on behalf of the Company or the Company Subsidiary with respect to the Company Products in connection with or as the basis for any submission to the FDA or other comparable Governmental Entity, filed under an IND, or other foreign equivalent or that the Company anticipates will be submitted to the FDA or other comparable Governmental Entity, (i) all such clinical trials have been properly registered in compliance in all material respects with all applicable Health Care Laws and (ii) the results of all such clinical trials have been disclosed in all material respects in accordance with all applicable Health Care Laws, in each case including section 402 of the PHSA.

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(g)          All manufacturing operations conducted by or for the benefit of the Company or the Company Subsidiary have been and are being conducted in accordance, in all material respects, with the FDA’s current Good Manufacturing Practices (GMPs) for drug and biological products, as those requirements are set forth in FDA regulations at 21 C.F.R. Parts 210 and 211. In addition, the Company is in material compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207 and all similar applicable Laws.

(h)          Since January 1, 2014, no Company Product (or any component thereof) has been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise). No action or proceeding by any Governmental Entity (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any Company Product is pending or, to the knowledge of the Company, threatened, against the Company or the Company Subsidiary, nor since January 1, 2014 has any such action or proceeding been initiated. The Company and the Company Subsidiary have filed all annual and periodic reports, amendments and IND Safety Reports for the Company Products required to be made to the FDA or any other Governmental Entity.

(i)          To the knowledge of the Company, there has not been (i) any adverse event reportable to the FDA with respect to the safety or efficacy of any Company Product or (ii) any scientific or technical fact or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect on the scientific, therapeutic or commercial viability of any Company Product in light of the particular stage of development or commercialization of the Company Products and taking into account all relevant facts and circumstances at the time such fact or circumstances arose, including medical and clinical considerations, the regulatory environment and competitive market conditions.

(j)          The Company, the Company Subsidiary and their respective directors, officers, employees and agents are now, and since January 1, 2014 have been, in compliance in all material respects with all applicable Health Care Laws. The Company has not received any written notification or correspondence or, to the knowledge of the Company, any other communication, from any Governmental Entity, including the Centers for Medicare & Medicaid Services and the Department of Health and Human Services Office of Inspector General, alleging non-compliance by, or liability of, the Company or any of its directors, officers, employees and agents under any Health Care Laws.

(k)          Neither the Company nor the Company Subsidiary is a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order or similar agreement with or imposed by any Governmental Entity.

(l)          None of the Company or the Company Subsidiary or any officer, director, managing employee or agents of the Company or the Company Subsidiary (as those terms are defined in 42 C.F.R. § 1001.1001): (i) has (A) been placed under or otherwise made subject to or (B) committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy; (ii) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under Medicare, Medicaid, TRICARE or any similar government health care program (collectively, “Federal Healthcare Programs”); (iii) has been subject to, or convicted of any crime or engaged in any conduct that would reasonably be expected to result in, debarment, exclusion, or suspension from participation in any Federal Health Care Program, or otherwise under 21 U.S.C. Section 335a or any similar Law; (iv) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act, codified at Title 42, Chapter 7, of the United States Code; (v) is currently listed on the United States General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs or (vi) to the knowledge of the Company, is the target or subject of any current or potential investigation relating to any Federal Health Care Program-related offense.

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(m)          None of the Company or any of its affiliates is a “covered entity” or is engaging in activities that make it a “business associate” as those terms are defined in the Health Insurance Portability and Accountability Act and the regulations promulgated thereunder and codified at 45 C.F.R. Parts 160 and 164 (collectively, “HIPAA”). To the knowledge of the Company, neither the Company nor the Company Subsidiary is under investigation by any Governmental Entity for a violation of HIPAA. The Company and the Company Subsidiary has collected, maintained, used, disclosed, transferred, protected, stored, deleted, and otherwise processed all Personal Data in compliance in all material respects with applicable Law and, to the knowledge of the Company, the Company is not under investigation by any Governmental Entity for a violation of such Laws.

(n)          Prior to the date of this Agreement, the Company has delivered to Parent all material data and other material information known to the Company with respect to the Company Products, including the safety or efficacy thereof.

Section 4.14         Tax Matters.

(a)          All material Tax Returns that are required to be filed by or with respect to the Company or the Company Subsidiary have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are accurate and complete in all material respects. With respect to the Company and the Company Subsidiary, all accounting books and financial statements as well as any other record or register provided for or required by the applicable Tax Laws have been and are duly prepared, kept and updated and include all relevant records and annotations in compliance in all material respects with the applicable Tax Laws.

(b)          The income and franchise Tax Returns of the Company and the Company Subsidiary through the Tax years ended December 31, 2013 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired.

(c)          The Company and the Company Subsidiary have timely paid in full all Taxes due and owing by any of them (in each case, whether or not shown on any Tax Return). Each of the Company and the Company Subsidiary have properly withheld, and timely paid over to the appropriate Governmental Entity, all Taxes that it was required to withhold from any payment (including any dividend or interest payment) to any employee, independent contractor, creditor, shareholder, vendor or other Person.

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(d)          The Company has made reasonable provision, accrual or reserve in its financial statements for all liabilities for Taxes of the Company and the Company Subsidiary for which the Company and the Company Subsidiary are liable.

(e)          There is no notice, claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened in writing against or with respect to the Company or the Company Subsidiary in respect of any Tax or Tax asset. No deficiency of material Taxes has been asserted in writing as a result of any audit or examination by any Governmental Entity with respect to the Company or the Company Subsidiary that has not been paid, settled, accrued for or been contested in good faith and in accordance with applicable Law.

(f)          Neither the Company nor the Company Subsidiary have waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(g)          No Tax attributes of the Company are subject to limitation under Code Sections 382, 383 or 384, or comparable provisions of domestic, state, local or foreign Tax Law.

(h)          Neither the Company nor the Company Subsidiary has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law) in the five years prior to the date of this Agreement.

(i)          Neither the Company nor the Company Subsidiary is, or has been at any time during the five-year period preceding the Closing, a United States real property interest, as defined in Section 897(c) of the Code.

(j)          Neither the Company nor the Company Subsidiary is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes, which Tax indemnification relates to the subject matter of such agreement).

(k)          There is no income of the Company or the Company Subsidiary that will be required under applicable domestic or foreign Tax Laws to be reported by the Surviving Corporation or any of its affiliates in a Tax period, or portion of any Tax period, beginning after the Closing Date for which Taxable income was realized (or reflects economic income) arising from a Tax period, or portion of any Tax period, ending on or before the Closing Date.

(l)          Neither the Company nor the Company Subsidiary has any liability for Taxes of any Person (other than the Company or the Company Subsidiary) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor. The Company or the Company Subsidiary are not, and have never been, a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than an affiliated group for which the common parent is the Company).

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(m)          There are no Liens for Taxes upon any property or assets of the Company or its affiliates, except for Liens arising under applicable Law for unpaid Taxes not yet due.

(n)          Neither the Company nor the Company Subsidiary has entered into any “reportable transaction” within the meaning of U.S. Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Law).

(o)          No written claim has been made in the past five years by any Governmental Entity in a jurisdiction in which the Company or the Company Subsidiary do not file Tax Returns to the effect that the Company or the Company Subsidiary are or may be subject to taxation by, or required to file any Tax Return in, such jurisdiction.

(p)          The Company and the Company Subsidiary were incorporated in, and are and always have been resident only in, their respective country of incorporation for Tax purposes and for the purposes of any double taxation agreement. Neither the Company nor the Company Subsidiary have or ever have had any place of business or permanent establishment in any jurisdiction outside their respective country of incorporation.

(q)          No Taxation authority has agreed with the Company or the Company Subsidiary to operate any special arrangement (being an arrangement which is not based on a strict and detailed application of the relevant legislation, statements of practice or published extra-statutory concessions) in relation to the Company’s or the Company Subsidiary’s affairs.

(r)          Neither the Company nor the Company Subsidiary is a United States shareholder (within the meaning of Section 951(b) of the Code) of any entity that is treated as a controlled foreign corporation within the meaning of Section 957(a) of the Code.

(s)          Neither the Company nor the Company Subsidiary is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for Tax purposes.

(t)          Neither the Company nor the Company Subsidiary has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (an any similar provision of state, local, or non-U.S. Law).

Section 4.15         Labor Matters.

(a)          As of the date hereof, neither the Company nor the Company Subsidiary is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union or labor organization. Neither the Company nor the Company Subsidiary is subject to a material labor dispute, strike or work stoppage. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or the Company Subsidiary.

(b)          The Transactions will not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees of the Company or the Company Subsidiary.

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(c)          The businesses of the Company and the Company Subsidiary are being conducted in material compliance with all applicable Laws pertaining to the privacy, data protection, and information security of employee information.

(d)          Each of the Company and the Company Subsidiary (i) is and has been in compliance in all material respects with all applicable Laws regarding employment and employment practices and those Laws relating to terms and conditions of employment, classification of employees, wages and hours, occupational safety and health and workers’ compensation and (ii) has no pending charges or complaints relating to unfair labor practices or unlawful employment practices or pending wage and hour audits, investigations or complaints, or, to the knowledge of the Company, threatened against it before any Governmental Entity.

(e)          Section 4.15(e) of the Company Disclosure Letter separately sets forth all of the Company’s and Company Subsidiary’s employees, independent contractors, consultants, freelancers or other service providers (“Service Providers”) as of December 11, 2017, including for each such Service Provider, as applicable: name, job title, Fair Labor Standards Act designation, work location, current compensation paid or payable, all wage arrangements, fringe benefits and visa and greencard application status. To the knowledge of the Company, no Service Provider of the Company or the Company Subsidiary is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such Service Provider’s duties. Each current and former Service Provider of the Company and the Company Subsidiary who, either alone or in concert with others, developed, invented or designed any Owned Intellectual Property Rights has executed a nondisclosure and assignment-of-rights agreement for the benefit of the Company or the Company Subsidiary vesting all rights in work product created by the Service Provider during the Service Provider’s employment or affiliation with the Company or the Company Subsidiary.

Section 4.16         Intellectual Property.

(a)          Section 4.16(a) of the Company Disclosure Letter sets forth an accurate and complete list of all registrations and applications for registration included in the Owned Intellectual Property Rights and Licensed Intellectual Property Rights specifying as to each such item, as applicable (i) the owner (or the co-owners) thereof, (ii) the jurisdiction in which such item is issued or registered or in which any application for issuance or registration has been filed, (iii) the respective issuance, registration, and application number of such item, (iv) the date of application, issuance and registration of such item (v) in the case of each of such item that is a Licensed Intellectual Property Right, the applicable Contract pursuant to which the Company or the Company Subsidiary receives its rights to such Licensed Intellectual Property Right; and (vi) to the knowledge of the Company, prosecution deadlines, renewal deadlines and annuity and maintenance fee payment deadlines between the date of Closing and September 30, 2018.

(b)          The Company and the Company Subsidiary are the sole and exclusive owners of all Owned Intellectual Property Rights and hold all right, title and interest in and to all Owned Intellectual Property Rights, free and clear of any Lien. The Company and the Company Subsidiary are the exclusive licensees of the Licensed Intellectual Property. The Licensed Intellectual Property Rights and the Owned Intellectual Property Rights together constitute all of the material Intellectual Property Rights necessary to, or used or held for use in, the conduct of the business of the Company and the Company Subsidiary as currently conducted and as proposed by the Company or the Company Subsidiary to be conducted in the Company SEC Documents. There exist no material restrictions on the disclosure, use, license or transfer of the Owned Intellectual Property Rights. The consummation of the transactions contemplated by this Agreement will not (i) alter, encumber, impair or extinguish any Owned Intellectual Property Right or Licensed Intellectual Property Right, (ii) impair the right of Parent to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any Owned Intellectual Property Right or Licensed Intellectual Property Right or (iii) through the operation of any agreements to which the Company or the Company Subsidiary is a party or otherwise bound, encumber any of the Intellectual Property Rights owned by or licensed to Parent.

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(c)          To the knowledge of the Company, neither the current nor contemplated operation of the Company’s business (including the manufacture, marketing, sale, distribution, exportation or other exploitation of any Company Product) infringes, contributes to the infringement of, misappropriates or otherwise violates any Intellectual Property Rights of any Person in any material respect. There is no claim, action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company or the Company Subsidiary (i) based upon, or challenging or seeking to deny or restrict, any right of the Company or the Company Subsidiary in any of the Owned Intellectual Property Rights or Licensed Intellectual Property Rights, (ii) alleging that any of the Owned Intellectual Property Rights or Licensed Intellectual Property Rights is invalid or unenforceable or (iii) alleging that the Company or the Company Subsidiary have infringed, misappropriated or otherwise violated any Intellectual Property Right of any Person. Neither the Company nor the Company Subsidiary has received from any Person any offer to license any Intellectual Property Rights of such Person in connection with any actual or threatened claim of infringement, misappropriation or other violation of any such Intellectual Property Rights.

(d)          None of the Owned Intellectual Property Rights or Licensed Intellectual Property Rights has been adjudged invalid or unenforceable in whole or part, or in the case of pending Patent applications included in the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights, have been the subject of a final and unappealable finding of unpatentability except, with respect to granted patents and patent applications, as has occurred in the ordinary course of patent prosecution or through the intentional abandonment by the Company. All issued Patents, registered Trademarks and registered Copyrights included in the Owned Intellectual Property Rights and Licensed Intellectual Property Rights are, to the knowledge of the Company, valid, enforceable, in full force and effect and subsisting in all material respects.

(e)          Except as set forth in Section 4.16(e) of the Company Disclosure Letter, the Company has not asserted that any Person has infringed, contributed to the infringement of, misappropriated or otherwise violated or is infringing, contributing to the infringement of, misappropriating or otherwise violating any Owned Intellectual Property Right or Licensed Intellectual Property Right.

(f)          The Company and the Company Subsidiary have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Intellectual Property Rights of the Company or the Company Subsidiary, the value of which to the Company or the Company Subsidiary is contingent upon maintaining the confidentiality thereof, and no such Intellectual Property Rights have been disclosed other than to employees and agents of the Company or the Company Subsidiary, all of whom are bound by written confidentiality agreements that protect such Intellectual Property Rights.

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(g)          To the extent that any Intellectual Property Right has been developed or created by a third party (including any current or former employee of the Company or the Company Subsidiary) for the Company or the Company Subsidiary, the Company or the Company Subsidiary, as the case may be, has a written agreement with such third party with respect thereto, and the Company or the Company Subsidiary thereby either (i) has obtained ownership of and is the exclusive owner of or (ii) has obtained a valid and unrestricted right to exploit, sufficient for the conduct of its business as currently conducted or proposed to be conducted in the Company SEC Documents, such Intellectual Property Right.

(h)          The IT Assets operate and perform in a manner that permits the Company and the Company Subsidiary to conduct their respective businesses as currently conducted in all material respects and to the knowledge of the Company, no Person has gained unauthorized access to the IT Assets. Each of the Company and the Company Subsidiary have taken commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the material IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including but not limited to the implementation of commercially reasonable (i) data backup, (ii) disaster avoidance and recovery procedures and (iii) business continuity procedures, in each case consistent with industry practices.

Section 4.17         Real Property.

(a)          Neither the Company nor the Company Subsidiary owns any real property.

(b)          Each lease, sublease and other agreement under which the Company or the Company Subsidiary uses or occupies or has the right to use or occupy any real property at which the operations of the Company and the Company Subsidiary are conducted as of the date hereof (the “Company Leased Real Property”), is valid, binding and in full force and effect, subject to the Bankruptcy and Equity Exception. No uncured default of a material nature on the part of the Company or, if applicable, the Company Subsidiary or, to the knowledge of the Company, the landlord thereunder exists with respect to any Company Leased Real Property. The Company and the Company Subsidiary has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the lease, sublease or other agreement applicable thereto, the Company Leased Real Property, free and clear of all Liens, other than Company Permitted Liens.

Section 4.18         Opinion of Financial Advisor. The Company Board has received the opinion of Stifel, Nicolaus & Company, Incorporated, dated the date of this Agreement, and subject to the assumptions made, matters considered and limits on the review undertaken set forth therein, as to the fairness, from a financial point of view, of the Offer Price and the Merger Consideration to be received by the stockholders (other than holders of shares of Company Common Stock to be cancelled in accordance with Section 3.1(b) and any Dissenting Shares) of the Company pursuant to this Agreement. The Company shall, promptly following the execution of this Agreement by the Parties, furnish an accurate and complete copy of such opinion to Parent solely for informational purposes. The Company has been authorized by Stifel, Nicolaus & Company, Incorporated to permit the inclusion of such opinion in its entirety and reference thereto in the Schedule 14D-9, subject to prior review and consent by Stifel, Nicolaus & Company, Incorporated.

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Section 4.19         State Takeover Statutes. (i) Assuming the accuracy of the representations in Section 5.7, the Company Board has taken all action necessary to render Section 203 of the DGCL, and any similar provisions in the Company Governing Documents or any other Takeover Statute, inapplicable to this Agreement, and the Transactions and (ii) no other Takeover Statute is applicable to this Agreement or the Transactions, including the Offer and the Merger.

Section 4.20         Material Contracts.

(a)          Except for this Agreement, Section 4.20 of the Company Disclosure Letter contains an accurate and complete list, as of the date of this Agreement, of each Contract described below in this Section 4.20(a) under which the Company or the Company Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject, in each case as of the date of this Agreement (all Contracts of the type described in this Section 4.20(a) being referred to herein as the “Material Contracts”):

(i)          each Contract that (A) limits in any material respect the freedom of the Company or any of its affiliates (or purports to limit the ability, after the consummation of the Merger, of Parent, the Surviving Corporation or any of their respective affiliates) to engage in any line of business, therapeutic area or geographic region, to make use of any Owned Intellectual Property Rights or to compete with any Person in any location or line of business, (B) contains “most favored nation” provisions (including with respect to pricing), or (C) contains exclusivity obligations or restrictions or otherwise purporting to materially limit the freedom or right of the Company or the Company Subsidiary to sell, distribute or manufacture any products or services or any technology or other assets to or for any other Person, or any arrangement that grants any right of first refusal, first offer, first negotiation or similar preferential right;

(ii)         any partnership, joint venture, strategic alliance, collaboration, co-promotion or research and development project Contract;

(iii)        each Contract that (A) (1) involved the expenditure by the Company and/or the Company Subsidiary of more than (x) $50,000 for the one-year period ended September 30, 2017 or (y) $200,000 in the aggregate or (2) is reasonably expected to involve future expenditures by the Company and/or the Company Subsidiary of more than (x) $50,000 in the one-year period following the date hereof or (y) $200,000 in the aggregate, and (B) cannot be terminated by the Company or the Company Subsidiary on less than sixty (60) days’ notice without payment or penalty;

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(iv)        each acquisition or divestiture Contract or material licensing agreement that contains representations, covenants, indemnities or other obligations (including “earn-out” or other contingent payment obligations) that (A) involved the receipt or making of payments of more than (1) $50,000 for the one-year period ended September 30, 2017 or (2) $200,000 in the aggregate or (B) would reasonably be expected to result in the receipt or making of future payments by the Company and/or the Company Subsidiary in excess of (1) $50,000 in the one-year period following the date hereof or (2) $200,000 in the aggregate;

(v)         each Contract relating to outstanding Indebtedness of the Company or the Company Subsidiary for borrowed money or any financial guaranty thereof (whether incurred, assumed, guaranteed or secured by any asset) other than Contracts solely between the Company and the Company Subsidiary;

(vi)        any Contract with a Related Party, except any confidentiality agreements, invention assignment agreements and noncompetition agreements in favor of the Company;

(vii)       any Contract (excluding licenses for commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms and non-exclusive included in material transfer agreements, clinical trial agreements and similar agreements that are not material) to which the Company or the Company Subsidiary is a party or otherwise bound and pursuant to which the Company or the Company Subsidiary (A) is granted any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property Right of a third party or (B) has granted to a third party any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property Right;

(viii)      any stockholders, investors rights, registration rights or similar agreement or arrangement;

(ix)         any Contract with sole-source or single-source suppliers of material tangible products or services or pursuant to which the Company or the Company Subsidiary has agreed to purchase a minimum quantity of goods relating to any product or product candidate or has agreed to purchase goods relating to any product or product candidate exclusively from a certain party;

(x)          any Contract pursuant to which the Company or the Company Subsidiary has continuing obligations or interests involving (A) “milestone” or other similar contingent payments, including upon the achievement of regulatory or commercial milestones, or (B) payment of royalties or other amounts calculated based upon any revenues or income of the Company or the Company Subsidiary, in each case that cannot be terminated by the Company or the Company Subsidiary without penalty without more than sixty (60) days’ notice without material payment or penalty;

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(xi)         any Contract that relates to any swap, forward, futures, or other similar derivative transaction with a notional value in excess of $50,000;

(xii)        each Contract (A) relating to the employment of, or the performance of services by, any director, employee or consultant, (B) the terms of which obligate or may in the future obligate the Company or the Company Subsidiary to make any severance, termination or similar payment to any current or former employee, (C) pursuant to which the Company or the Company Subsidiary may be obligated to make any bonus or similar payment to any current or former employee or director, or (D) that provides for indemnification of any current or former officer, director or employee;

(xiii)       any Contract involving the settlement of any claim, action or proceeding or threatened claim, action or proceeding (or series of related, claims actions or proceedings) (A) which (x) will involve payments after the date hereof, or involved payments in excess of $50,000 in the aggregate, or (y) will impose or imposed monitoring, reporting or other material obligations to any other Person outside the ordinary course of business or material restrictions on the Company or the Company Subsidiary or (B) with respect to which material conditions precedent to the settlement have not been satisfied;

(xiv)      each material lease, sublease and other agreement under which the Company or the Company Subsidiary uses or occupies or has the right to use or occupy any the Company Leased Real Property;

(xv)       any Contract relating to any loan or other extension of credit made by the Company or the Company Subsidiary;

(xvi)      any Contract with any Governmental Entity;

(xvii)     any Contract that by its express terms requires the Company or the Company Subsidiary, or any successor to, or acquirer of, the Company or the Company Subsidiary, to make any payment to another Person as a result of a change of control of the Company or the Company Subsidiary (a “Change of Control Payment”) or gives another Person a right to receive or elect to receive a Change of Control Payment;

(xviii)    any Contract that prohibits the declaration or payment of dividends or distributions in respect of the capital stock of the Company or the Company Subsidiary, the pledging of the capital stock or other equity interests of the Company or the Company Subsidiary or the issuance of any guaranty by the Company or the Company Subsidiary; and

(xix)       any Contract not otherwise described in any other subsection of this Section 4.20(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company.

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(b)          The Company has made available to Parent prior to the date of this Agreement, an accurate and complete copy of each Material Contract as in effect on the date of this Agreement. Each of the Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company and the Company Subsidiary party thereto, subject to the Bankruptcy and Equity Exception. Neither the Company nor the Company Subsidiary is in breach or default in any material respect under any Material Contract, nor, to the knowledge of the Company, does any condition exist that, with notice or lapse of time or both, would constitute a breach or default in any material respect thereunder by the Company or the Company Subsidiary party thereto. To the knowledge of the Company, no other party to any Material Contract is in breach or default in any material respect thereunder, nor does any condition exist that, with notice or lapse of time or both, would constitute a breach or default thereunder of such other party. Neither the Company nor the Company Subsidiary has received any notice of termination or cancellation under any Material Contract or received any notice of breach or default in any material respect under any Material Contract, which breach has not been cured.

Section 4.21         Insurance. The Company has delivered or otherwise made available to Parent a copy of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Company and the Company Subsidiary. All such insurance policies are in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business, all premiums thereon have been timely paid or, if not yet due, accrued. All such insurance policies are in full force and effect, no written notice of cancellation or material modification has been received (other than a notice in connection with ordinary renewals), and there is no existing material default or event which, with the giving of notice or lapse of time or both, would constitute a material default, by any insured thereunder. As of the date of this Agreement, there is no material claim pending under the Company’s or the Company Subsidiary’s insurance policies or fidelity bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. The Company and the Company Subsidiary are in compliance in all material respects with the terms of such policies and bonds. To the knowledge of the Company, as of the date of this Agreement, there is no threatened termination of, or material premium increase with respect to, any of such policies or bonds.

Section 4.22         Finders and Brokers. Except for Stifel, Nicolaus & Company, Incorporated, an accurate and complete copy (including all amendments thereto) of whose engagement agreement has been provided to Parent prior to the date of this Agreement, there is no investment banker, broker, financial adviser, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or the Company Subsidiary who might be entitled to any fee or commission from the Company or any of its affiliates, or any of their respective Representatives, in connection with the Transactions.

Section 4.23         Anti-Corruption; Sanctions.

(a)          Neither the Company nor the Company Subsidiary, nor any of their respective directors, officers or employees, nor, to the knowledge of the Company, any other Person acting on behalf of the Company or the Company Subsidiary, has, at any time during the past five (5) years, (i) used any material funds (whether of the Company or the Company Subsidiary or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or (iii) taken any action in violation of the FCPA or other applicable Bribery Legislation (in each case to the extent applicable). Neither the Company nor the Company Subsidiary, nor any of their respective directors, officers or employees, are, or at any time during the past five (5) years have been, subject to any actual, pending, or, to the knowledge of the Company, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Company or the Company Subsidiary in any way relating to applicable Bribery Legislation, including the FCPA. Each of the Company and the Company Subsidiary has made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and the Company Subsidiary as required by the FCPA in all material respects. Each of the Company and the Company Subsidiary has instituted policies and procedures reasonably designed to ensure compliance with the FCPA and other applicable Bribery Legislation and maintain such policies and procedures in force. No officer, director, or employee of the Company or the Company Subsidiary is a Government Official.

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(b)          Neither the Company nor the Company Subsidiary, nor any of their respective directors, officers or employees (i) is a Sanctioned Person, (ii) has in the past five (5) years engaged in, or has any plan or commitment to engage in, direct or indirect dealings with any Sanctioned Person or in any Sanctioned Country on behalf of the Company or the Company Subsidiary, except pursuant to authorization from the United States, or (iii) has in the past five (5) years violated, or engaged in any conduct sanctionable under, any Sanctions Law, nor to the knowledge of the Company, been the subject of an investigation or allegation of such a violation or sanctionable conduct.

Section 4.24         Affiliate Transactions. No (a) present or former officer or director of the Company or the Company Subsidiary, (ii) beneficial owner (as defined in Rule 13d-3 under the 1934 Act) of 5% or more of the outstanding shares of Company Common Stock or (iii) affiliate or “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any Person described in the foregoing clauses (i) or (ii) (each of the foregoing, a “Related Party”) is a party to any actual or proposed transaction, agreement, commitment, arrangement or understanding with the Company or the Company Subsidiary or has engaged in any transaction with the Company or the Company Subsidiary since January 1, 2014, excluding any employment or similar agreement, confidentiality agreement, invention assignment agreement, noncompetition agreement, indemnification agreement with any present or former officer or director of the Company or the Company Subsidiary, Company Equity Plan or Contract in connection therewith.

Section 4.25         Title to Assets. Each of the Company and the Company Subsidiary has good and valid title to all material assets owned by it as of the date of this Agreement, and such assets are, in all material respects, sufficient to carry on the Company’s business as currently conducted. All of said material assets are owned by the Company or the Company Subsidiary free and clear of any material Lien (other than Company Permitted Liens).

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Section 4.26         Rule 14d-10 Matters. Prior to the Acceptance Time, the compensation committee of the Company Board will have adopted resolutions to provide that all amounts payable pursuant to the Company Equity Plans (including as the Company Equity Plans permitted to be modified by this Agreement) to individuals who are also holders of Shares and other equity interests of the Company (“Covered Securityholders”) (i) are being paid or granted as compensation for past services performed, future services to be performed or future services to be refrained from performing by the Covered Securityholders (and matters incidental thereto) and (ii) are not calculated based on the number of Shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. Prior to the Acceptance Time, the compensation committee of the Company Board (each member of which the Company Board will have determined is an “independent director” within the meaning of the applicable NASDAQ rules and is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act) will have (x) at a meeting duly called and held at which all members of the compensation committee were present, duly and unanimously adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Agreement”) (A) each of the Company Equity Plans (including as the Company Equity Plans permitted to be modified by this Agreement) and (B) each Company Equity Plan and (C) the treatment of the Company Stock Options and Company Restricted Shares in accordance with the terms set forth herein and any applicable Company Equity Plans, which resolutions will not have been rescinded, modified or withdrawn in any way prior to the Effective Time, and (y) taken all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d) under the Exchange Act with respect to the foregoing arrangements.

Section 4.27         Acknowledgement of the Company. Except for the representations and warranties contained in Article V, the Company acknowledges that neither Parent nor Merger Sub nor any Representative of Parent or Merger Sub makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Parent or any Parent Subsidiary or with respect to any other information provided or made available to the Company in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to the Company or to the Company’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions.

Article V.

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Except as disclosed in the forms, schedules, documents, statements and reports filed by Allergan plc, the ultimate parent entity of Parent, with the SEC (such forms, schedules, documents, statements and reports, the “Parent SEC Documents”), in each case filed with the SEC since December 31, 2016 (including exhibits and other information incorporated by reference therein) and publicly available on the SEC’s EDGAR website prior to the date hereof (but (A) without giving effect to any amendment to any such Parent SEC Documents filed on or after the date hereof and (B) excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and other disclosure generally cautionary in nature) or in the applicable section of the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent from a reading of the Parent Disclosure Letter), Parent and Merger Sub jointly and severally represent and warrant to the Company as set forth below.

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Section 5.1           Qualification, Organization, etc.

(a)          Each of Parent and Merger Sub (i) is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (iii) is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)          Parent has made available to the Company prior to the date hereof accurate and complete copies of the Parent Governing Documents as in effect as of the date of this Agreement.

Section 5.2           Corporate Authority Relative to this Agreement; No Violation.

(a)          Parent and Merger Sub have all requisite corporate power and authority, and have taken all corporate action necessary, to enter into this Agreement and to consummate the Transactions, including the Offer and the Merger. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the board of directors of Parent (the “Parent Board”) and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the Transactions. Prior to the execution of this Agreement, the Parent Board unanimously (x) resolved that this Agreement and the Transactions, including the Offer and the Merger, are fair to and in the best interests of Parent and the shareholders of Parent and (y) approved and declared advisable the execution, delivery and performance of this Agreement and the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth herein. Parent, as sole stockholder of Merger Sub, has duly executed and delivered to Merger Sub a written consent adopting this Agreement, such written consent by its terms to become effective immediately following the execution of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

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(b)          Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the Securities Act and any applicable state securities, takeover and “blue sky” Laws, (iii) the Exchange Act, and (iv) any applicable requirements of Antitrust Laws set forth on Section 5.2(b) of the Parent Disclosure Letter, no notice to, authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent and Merger Sub of the Transactions, except for such notices, authorizations, consents, approvals or filings that, if not obtained or made, would not materially impede or delay the consummation of the Offer or the Merger and the other Transactions or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)          The execution and delivery by Parent and Merger Sub of this Agreement do not, and, except as described in Section 5.2(b), the consummation of the Transactions and compliance with the provisions of this Agreement will not, (i) require any consent, waiver or notice under, conflict with, result in any violation or breach of, or constitute a default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, purchase, termination, modification, cancellation, acceleration or other change of any material obligation or to the loss of a material benefit under any Contract, loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise or right binding upon Parent or any of Parent’s Subsidiaries or result in the creation of any Lien upon any of the properties, rights or assets of Parent or any of Parent’s Subsidiaries, (ii) conflict with or result in any violation of any provision of the Parent Governing Documents or any of the organizational documents of any Parent Subsidiary or Merger Sub or (iii) conflict with or violate any Laws or order, writ, injunction, decree, rule or regulation applicable to Parent or any of Parent’s Subsidiaries or to which the Parent or the Parent Subsidiaries or any of their respective properties or assets are subject, except as would not, in the case of clauses (i), (ii) (with respect to Parent Subsidiaries that are not Significant Subsidiaries or Merger Sub) and (iii), reasonably be expected to have a material adverse effect on the ability of Parent to consummate the transactions contemplated hereby (a “Parent Material Adverse Effect”).

Section 5.3           Information Supplied. None of the information with respect to Parent or Merger Sub supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Schedule 14D-9 will, at the time of the filing of, at the time of any amendment of or supplement to, and at the time of any publication, distribution or dissemination of, the Schedule 14D-9, and at the time of consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. At the time of the filing of, at the time of any amendment of or supplement to, and at the time of any publication, distribution and dissemination of, the Offer Documents, and at the time of the consummation of the Offer, the Offer Documents (a) will comply as to form in all material respects with the requirements of the Exchange Act and (b) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. For clarity, the representations and warranties in this Section 5.3 will not apply to statements or omissions included or incorporated by reference in the Offer Documents or the Schedule 14D-9 based upon information supplied to Parent by the Company or any of its Representatives on behalf of the Company specifically for inclusion therein.

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Section 5.4           No Required Vote. No vote of the holders of securities of Parent is required for Parent to consummate the Transactions.

Section 5.5           Finders and Brokers. There is no investment banker, broker, financial advisor, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any Parent Subsidiary who would be entitled to any fee or commission from Parent or any of its affiliates in connection with the Transactions that will not be paid in full by Parent or Purchaser.

Section 5.6           Financing. Parent will have at Closing, directly or through one or more affiliates, all funds necessary to consummate the Transactions, including the making of all required payments in connection with the Transactions.

Section 5.7           Stock Ownership. Neither Parent, Merger Sub or any of their respective “affiliates” or “associates” (as defined in Section 203 of the DGCL) is, nor at any time during the past three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Neither Parent nor any Parent Subsidiary directly or indirectly owns, and at all times for the past three years, neither Parent nor any Parent Subsidiary has owned, beneficially or otherwise, in excess of 5% of the shares of Company Common Stock.

Section 5.8           No Merger Sub Activity. Since the date of its formation, Merger Sub has not engaged in any activities other than in connection with this Agreement.

Section 5.9           Acknowledgement of Parent and Merger Sub. Except for the representations and warranties contained in Article IV, Parent acknowledges that neither the Company nor any Representative of the Company makes, and Parent acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or the Company Subsidiary or with respect to any other information provided or made available to Parent in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Parent or to Parent’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions.

Article VI.

COVENANTS RELATING TO CONDUCT
OF BUSINESS PENDING THE CLOSING

Section 6.1           Conduct of Business by the Company. The Company agrees that between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 9.1, except (1) as set forth in Section 6.1 of the Company Disclosure Letter, (2) as specifically required by this Agreement or (3) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (a) the Company shall and shall cause the Company Subsidiary to conduct its business in all material respects in the ordinary course of business, including by using reasonable best efforts to preserve intact its and the Company Subsidiary’s present material assets, properties, contracts, licenses, business organizations, insurance coverage, relationships with Governmental Entities and with licensors, licensees, lessors, customers, suppliers and other Persons with whom it and they have material business relations, and retain the services of its present officers and directors and key employees and (b) without limiting the generality of the foregoing, the Company shall not, and shall not permit the Company Subsidiary to; provided, however, that any action required to be taken pursuant to a specific provision of Sections 6.1(b)(i) through 6.1(b)(xxiii) or not taken by the Company or the Company Subsidiary due to its express prohibition pursuant to a specific provision of Sections 6.1(b)(i) through 6.1(b)(xxiii) shall not be deemed a breach of this sentence unless such action (or failure to act) would constitute a breach of such specific provision of Sections 6.1(b)(i) through 6.1(b)(xxiii):

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(i)          authorize or pay any dividends on or make any distribution (whether in cash, assets, shares or other securities of the Company or the Company Subsidiary) with respect to its outstanding shares of capital stock (including the Shares), except dividends and distributions paid or made by the Company Subsidiary to the Company;

(ii)         split, combine, reduce or reclassify any of its capital stock (including the Shares), or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

(iii)        in each case except as required by the provisions of the Company Benefit Plans as in effect on the date hereof, the provisions of this Agreement or to comply with applicable Law, (A) establish, adopt, amend or terminate any Company Benefit Plan or amend the terms of any outstanding equity-based awards, (B) grant or provide any severance, change in control, or termination payments or benefits to any director, officer, employee or other service provider of the Company or the Company Subsidiary, (C) increase the compensation, bonus or pension, welfare, severance or other benefits of or pay any bonus to any director, officer, employee or other service provider of the Company or the Company Subsidiary, (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan (including any equity-based awards), (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or to comply with applicable Law, (F) make or forgive any loans to directors, officers or employees of the Company or the Company Subsidiary, or (G) hire or terminate the employment or services of (other than for cause) any officer, employee, independent contractor or consultant who has target annual compensation (i.e., base salary and target annual bonus opportunity) greater than $50,000;

(iv)        make any change in financial accounting policies, principles, practices or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, applicable Law or SEC policy;

(v)         acquire, including by merger, consolidation or acquisition of stock or assets or any other business combination or by any other manner, any corporation, partnership, other business organization or any business, division or equity interest thereof;

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(vi)        amend or propose to amend the Company Governing Documents or any of the equivalent organizational documents of the Company Subsidiary;

(vii)       issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital stock, voting securities or other equity interest in the Company or the Company Subsidiary or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital stock, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable any otherwise unexercisable Company Equity Award under any existing Company Equity Plan (except as otherwise required by this Agreement or the express terms of any Company Equity Award outstanding on the date hereof), other than issuances of shares of Company Common Stock in respect of any exercise of Company Stock Options or the vesting or settlement of Company Equity Awards outstanding on the date hereof and in accordance with their respective present terms;

(viii)      directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, except for (A) acquisitions of shares of Company Common Stock tendered by holders of Company Equity Awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto and (B) the acquisition by the Company of Company Equity Awards in connection with the forfeiture of such awards;

(ix)         redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respect the terms of any Indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for transactions at the stated maturity of such Indebtedness and required amortization or mandatory prepayments;

(x)          make any loans, capital contributions or advances to, or make investments in, any other Person, except for loans among the Company and the Company Subsidiary;

(xi)         (A) sell, lease, license, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Company Permitted Liens), any of its material properties or assets (including shares of capital stock or other equity interests of the Company or the Company Subsidiary), except for sales of inventory, or dispositions of obsolete or worthless equipment, in each case, in the ordinary course of business or (B) waive or assign any claims or rights of material value;

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(xii)        (A) compromise, release, waive or settle any claim, litigation, investigation or proceeding, in each case made or pending by or against the Company or the Company Subsidiary (for the avoidance of doubt, including any compromise, release, waiver or settlement with respect to matters in which any of them is a plaintiff), or any of their employees, officers or directors in their capacities as such, other than the compromise or settlement of claims, litigation, investigations or proceedings that: (1) are for an amount not to exceed $100,000, individually or in the aggregate, (2) do not involve an admission of guilt or impose any injunctive relief or a material restriction on the Company and the Company Subsidiary and (3) do not provide for the license of any material Intellectual Property Right or (B) commence any material claim, litigation, investigation or proceeding, other than in the ordinary course of business;

(xiii)       make, revoke or change any Tax election, file any Tax Return other than in the ordinary course of business and in accordance with past practice and custom of the Company and the Company Subsidiary, change any Tax accounting period or method for purposes of a Tax or method of Tax accounting, file any amended Tax Return, settle or compromise any audit or proceeding relating to Taxes, agree to an extension or waiver of the statute of limitations with respect to Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any Tax, surrender any right to claim a Tax refund, or take any action that would require the filing of a “gain recognition agreement” (within the meaning of the Treasury Regulations promulgated under Section 367 of the Code) to avoid current recognition of a material amount of income or gain for U.S. federal income tax purposes, or effect any extraordinary transaction that could result in a Tax liability to the Company or the Company Subsidiary in a Tax period, or portion of any Tax period, beginning after the Closing Date in excess of the Tax liability associated with the conduct of its business in the ordinary course, except where such action is in the ordinary course of business;

(xiv)      make any new capital expenditure or expenditures, or commit to do so (except for capital expenditures incurred in the ordinary course of business that do not exceed $25,000 individually or $100,000 in the aggregate);

(xv)       (A) except in the ordinary course of business or in connection with any transaction to the extent specifically permitted by any other subclause of this Section 6.1(b), (1) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract, (2) materially modify, materially amend or terminate any Material Contract or waive, release or assign any material rights or claims thereunder; or (B) enter into any new Contract which contains a change of control or similar provision that would require a payment to the other party or parties thereto in connection with the Transactions (including in combination with any other event or circumstance);

(xvi)      adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or the Company Subsidiary;

(xvii)     make any contribution to the Company 401(k) Plans other than as required under the terms of such plan as in effect on the date of this Agreement, or make any required contribution to the Company 401(k) Plans in Shares;

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(xviii)    form any Subsidiary, acquire any equity interest in any other Person or enter into any joint venture, partnership, license, alliance, development or similar arrangement;

(xix)       implement any stockholder rights plan or similar arrangement;

(xx)        enter into any new line of business;

(xxi)       relinquish, abandon or permit to lapse, or fail to take any action necessary to maintain, enforce and protect, any of its material Intellectual Property Rights;

(xxii)      fail to maintain in full force and effect insurance policies covering the Company or the Company Subsidiary and their properties, business, assets and operations in a form and amount consistent with past practice in all material respects; or

(xxiii)     agree, in writing or otherwise, to take any of the foregoing actions.

Section 6.2           Solicitation by the Company.

(a)          No Solicitation or Negotiation. From and after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 9.1, and except as otherwise specifically provided for in this Section 6.2, the Company shall not, shall cause each of its affiliates and its and their respective officers, directors and employees not to, and shall use its reasonable best efforts to cause its and their respective other Representatives not to, directly or indirectly:

(i)          solicit, initiate, knowingly encourage or facilitate (including by way of furnishing information) any inquiry regarding, or the submission of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Competing Proposal;

(ii)         engage, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or knowingly cooperate in any way with any Person (whether or not such Person is making a Competing Proposal) with respect to any Competing Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Competing Proposal;

(iii)        take any action to exempt any Person (other than Parent and the Parent Subsidiaries) from the restrictions on “business combinations” or any similar provision contained in any applicable Takeover Statute or the Company Governing Documents; or

(iv)        resolve or propose to do any of the foregoing.

The Company shall, and shall cause the Company Subsidiary, and its and their respective affiliates, officers, directors and employees to, use its and their reasonable best efforts to cause its and their respective other Representatives to, immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to any Competing Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Competing Proposal, and shall, within forty-eight (48) hours after execution and delivery of this Agreement, instruct (to the extent it has contractual authority to do so and has not already done so prior to the date of this Agreement) or otherwise request, any Person that has executed a confidentiality or non-disclosure agreement in connection with any such Competing Proposal or potential Competing Proposal to return or destroy all such information or documents or material incorporating confidential information in the possession of such Person or its Representatives. The Company shall, on the date hereof, terminate access by any third party (other than Parent, Merger Sub, or their respective Representatives) to any data room (virtual or actual) containing any confidential information of the Company or the Company Subsidiary.

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(b)          Fiduciary Exception to No Solicitation or Negotiation Provision. Notwithstanding the limitations set forth in Section 6.2(a) and subject to Section 6.2(c), if after the date hereof the Company receives, prior to the Acceptance Time, a bona fide, unsolicited written Competing Proposal from any Person that did not result from a breach of this Section 6.2, (i) the Company and its Representatives may contact such Person or group of Persons solely to clarify the terms and conditions thereof solely to determine whether such Competing Proposal constitutes or could reasonably be expected to lead to a Superior Proposal or to advise a Person that has made any such Competing Proposal of the terms and conditions of this Section 6.2, subject to the Company’s compliance with the terms and conditions hereof and (ii) if the Company Board determines in good faith (after consultation with the Company’s outside legal counsel and financial advisors) that such Competing Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then the Company may (A) furnish nonpublic information with respect to the Company and the Company Subsidiary to the Person that has made such Competing Proposal, if, prior to so furnishing such information, the Company receives from such Person an Acceptable Confidentiality Agreement; provided, in the case of this clause (A), that such information has previously been, or is substantially concurrently, made available to Parent, and (B) engage in or otherwise participate in discussions or negotiations with the Person making such Competing Proposal regarding such Competing Proposal; provided, in the case of clauses (A) and (B), that at least twenty-four (24) hours prior to furnishing any nonpublic information to or participating in any discussions or the initial substantive negotiations with any Person making such a Competing Proposal (or their Representatives), the Company shall provide written notice to Parent of the identity of such Person and of the Company’s intention to furnish nonpublic information to or participate in discussions or negotiations with such Person. The Company shall provide Parent with an accurate and complete copy of any Acceptable Confidentiality Agreement entered into pursuant to this Section 6.2(b) within forty-eight (48) hours of execution thereof.

(c)          Notice. The Company shall promptly (and, in any event, within twenty-four hours (24) hours) notify Parent in writing of the receipt by the Company, the Company Subsidiary or any of their respective Representatives of any inquiry regarding, or the submission of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Competing Proposal (including any inquiry or request for nonpublic information relating to the Company or the Company Subsidiary). Any such notice to Parent shall include copies of any written materials (including any proposed term sheet, letter of intent, acquisition agreement or similar agreement with respect thereto) submitted in connection with such Competing Proposal (or inquiry, proposal, offer or request) and indicate the identity of the Person making such Competing Proposal (or inquiry, proposal, offer or request) and the material terms and conditions thereof. Thereafter the Company shall promptly (and, in any event, within twenty-four (24) hours) keep Parent reasonably informed on a current basis regarding any material change to the terms of any such Competing Proposal (or inquiry, proposal, offer or request) and the nature of any information requested of the Company or the Company Subsidiary or any of their respective Representatives with respect thereto. The Company agrees that it and the Company Subsidiary will not enter into any agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing any information to Parent in accordance with this Section 6.2.

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(d)          No Change of Recommendation. Except as expressly permitted by Section 6.2(e), the Company Board shall not (i) (A) withdraw, withhold, qualify or modify in a manner adverse to Parent, or resolve to or publicly propose to withdraw, withhold, qualify or modify in a manner adverse to Parent, the Company Board Recommendation, (B) fail to include the Company Board Recommendation in the Schedule 14D-9 when disseminated to the Company’s stockholders, (C) adopt, approve, endorse or recommend, or resolve to or publicly propose to adopt, approve, endorse or recommend, any Competing Proposal, (D) after receipt or public announcement of a Competing Proposal (other than a tender offer or exchange offer), fail to publicly affirm the Company Board Recommendation within three (3) business days after a request by Parent to do so (or, if earlier, by the close of business on the business day immediately preceding the scheduled date of the Acceptance Time), or (E) following the commencement of a tender offer or exchange offer relating to the Company Common Stock by a Person unaffiliated with Parent, fail to affirm the Company Board Recommendation and recommend that the Company’s stockholders reject such tender offer or exchange offer within four (4) business days after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9(f) under the Exchange Act (or, if earlier, by the close of business on the business day immediately preceding the scheduled date of the Acceptance Time) (any action in this clause (i) being referred to as a “Change of Recommendation”) or (ii) authorize, approve, declare advisable or recommend, or propose publicly to authorize, approve, declare advisable or recommend, or allow the Company or the Company Subsidiary to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, term sheet, agreement or commitment (other than an Acceptable Confidentiality Agreement referred to in Section 6.2(b)) constituting or relating to, or that is intended to or could reasonably be expected to lead to, any Competing Proposal (a “Company Acquisition Agreement”).

(e)          Fiduciary Exception to No Change of Recommendation Provision.

(i)          Notwithstanding anything to the contrary set forth in this Agreement, prior to the Acceptance Time, the Company Board may make a Change of Recommendation and/or, if applicable, terminate this Agreement pursuant to Section 9.1(d)(i) if after receiving a bona fide, unsolicited written Competing Proposal that did not result from a material breach of Section 6.2, the Company Board has determined in good faith (after consultation with the Company’s outside legal counsel and financial advisors) that (A) such Competing Proposal constitutes a Superior Proposal and (B) in light of such Competing Proposal, the failure to take such action would be reasonably likely to be inconsistent with the fiduciary duties of the members of the Company Board under applicable Law; provided, however, that, prior to making such Change of Recommendation or terminating this Agreement pursuant to Section 9.1(d)(i), (1) the Company has given Parent at least four (4) business days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal) and has contemporaneously provided to Parent a copy of the Superior Proposal, a copy of any proposed Company Acquisition Agreement with the Person making such Superior Proposal and a copy of any financing commitments relating thereto (or, if not provided in writing to the Company, a written summary of the material terms thereof), (2) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (3) following the end of such notice period, the Company Board shall have considered in good faith any revisions to the terms of this Agreement proposed by Parent in writing, and shall have determined in good faith (after consultation with the Company’s outside legal counsel and financial advisors) that the Superior Proposal would nevertheless continue to constitute a Superior Proposal if the revisions proposed by Parent were to be given effect, and (4) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (1) above of this proviso and a new notice period under clause (1) of this proviso shall commence (except that the four (4) business day period notice period referred to in clause (1) above of this proviso shall instead be equal to the longer of (x) three (3) business days and (y) the period remaining under the notice period under clause (1) of this proviso immediately prior to the delivery of such additional notice under this clause (4)) during which time the Company shall be required to comply with the requirements of this Section 6.2(e)(i) anew with respect to such additional notice pursuant to clauses (1) through (4) above of this proviso; and provided, further, that the Company has complied in all material respects with its obligations under this Section 6.2.

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(ii)         Other than in connection with a Superior Proposal (which shall be subject to Section 6.2(e)(i) and shall not be subject to this Section 6.2(e)(ii)), nothing in this Agreement shall prohibit or restrict the Company Board from making a Change of Recommendation in response to an Intervening Event if the Company Board has determined in good faith (after consultation with the Company’s outside legal counsel and financial advisors) that the failure to take such action would be reasonably likely to be inconsistent with the fiduciary duties of the members of the Company Board under applicable Law; provided, however, that, prior to making such Change of Recommendation, (1) the Company has given Parent at least four (4) business days’ prior written notice of its intention to take such action, which notice shall specify the reasons therefor, (2) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period after giving any such notice, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement such that it would not permit the Company Board to make an Change of Recommendation pursuant to this Section 6.2(e)(ii), (3) following the end of such notice period, the Company Board shall have considered in good faith any revisions to the terms of this Agreement proposed by Parent, and shall have determined in good faith (after consultation with the Company’s outside legal counsel and financial advisors) that failure to make a Change of Recommendation in response to such Intervening Event would be reasonably likely to be inconsistent with the fiduciary duties of the members of the Company Board under applicable Law and (4) in the event of any material change to the facts and circumstances relating to such Intervening Event, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (1) above of this proviso and a new notice period under clause (1) of this proviso shall commence (except that the four (4) business day notice period referred to in clause (1) above of this proviso shall instead be equal to the longer of (x) three business days and (y) the period remaining under the notice period under clause (1) of this proviso immediately prior to the delivery of such additional notice under this clause (4)), during which time the Company shall be required to comply with the requirements of this Section 6.2(e)(ii) anew with respect to such additional notice pursuant to clauses (1) through (4) above of this proviso.

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(f)          Limits on Release of Standstill and Confidentiality. The Company and the Company Subsidiary shall not release any third party from, or waive, amend or modify any provision of, or grant permission under, (x) any standstill provision in any agreement to which the Company or the Company Subsidiary is a party or (y) any confidentiality provision in any agreement to which the Company or the Company Subsidiary is a party, in each case other than, with respect to clause (x), to the extent the Company Board has determined in good faith (after consultation with the Company’s outside legal counsel and financial advisors) that the failure to take such action would be reasonably likely to be inconsistent with the fiduciary duties of the members of the Company Board under applicable Law.

(g)          Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall prohibit the Company or the Company Board from taking and disclosing to the Company’s stockholders a position, or making a statement, contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any “stop, look and listen” communication or any other similar disclosure to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act if, in the determination in good faith of the Company Board (after consultation with the Company’s outside legal counsel) the failure to do so would be reasonably likely to be inconsistent with its obligations under applicable Law; provided, however, that the foregoing shall in no way eliminate or modify the effect that any such position or disclosure would otherwise have under this Agreement and any such position or disclosure (other than any “stop, look and listen” communication) shall be deemed to be a Change of Recommendation unless the Company Board expressly and concurrently reaffirms the Company Board Recommendation.

(h)          Compliance by Representatives. The Company shall promptly following the execution of this Agreement inform its Representatives involved in assisting the Company with the Transactions or otherwise involved in seeking licensing, collaboration or acquisition partners with respect to any Company assets, of the Company’s obligations under this Section 6.2. It is agreed that any action or inaction by such Representative of the Company or the Company Subsidiary that would be a breach of this Section 6.2 or of Section 6.1 if taken by the Company shall be deemed to be a breach of this Section 6.2 or of Section 6.1, as applicable, by the Company.

(i)          Certain Definitions.

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(i)          For purposes of this Agreement:

“Acceptable Confidentiality Agreement” shall mean a customary confidentiality agreement (which need not prohibit the making of a Competing Proposal) with terms no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that an Acceptable Confidentiality Agreement may include provisions that are less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement so long as the Company offers to amend the Confidentiality Agreement concurrently with execution of such Acceptable Confidentiality Agreement to include substantially similar provisions for the benefit of the parties thereto.

“Competing Proposal” means any proposal or offer made by a Person or group (other than a proposal or offer by Parent or any of the Parent Subsidiaries) at any time, including any amendment or modification to any existing proposal or offer, which is structured to permit (A) such Person or group to acquire at least fifteen percent (15%) of the assets of, equity interest in, or businesses of, the Company (whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale, lease, exchange, transfer, license, or other acquisition or disposition of assets, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions), or (B) a merger, consolidation, recapitalization or other transaction that results in the stockholders of the Company immediately preceding such transaction holding less than eighty-five percent (85%) of the equity interests of the surviving or resulting entity of such transaction, in each case other than the Offer and the Merger.

“Superior Proposal” means a bona fide written Competing Proposal (with references to 15% and 85% being deemed to be replaced with references to 50%), which the Company Board determines in good faith after consultation with the Company’s outside legal and financial advisors to be more favorable to the stockholders of the Company from a financial point of view than the Transactions, taking into account all relevant factors (including all the terms and conditions of such proposal or offer and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise)), taking into account all financial, legal, regulatory and other aspects of such proposal or offer (including any termination fees, any expense reimbursement provisions, the conditions to the consummation of such Competing Proposal and whether such Competing Proposal is fully financed), and the identity of the Person making such Competing Proposal.

(ii)         For purposes of this Section 6.2:

References to the “Company Board” shall mean the Company Board or, to the extent applicable, a duly authorized committee thereof.

References to a “Person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or any Parent Subsidiaries.

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Section 6.3           Rule 14d-10 Matters. Notwithstanding anything herein to the contrary, the Company shall not, from and after the date hereof and until the Effective Time, enter into, establish, amend or modify any plan, program, agreement or arrangement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any current or former director, manager, officer, employee or independent contractor of the Company, unless prior to such entry into, establishment, amendment or modification, the compensation committee of the Company Board (each member of which the Company Board determined is an “independent director” within the meaning of the applicable NASDAQ rules and shall be an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act at the time of any such action) shall have taken all such steps as may reasonably be necessary to (a) approve as an employment compensation, severance, or other employee benefit arrangement in accordance with Rule 14d-10(d)(2) under the Exchange Act each such plan, program, agreement or arrangement and (b) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement or arrangement; provided that nothing in this Section 6.3 shall be construed to permit the Company to take any action that is prohibited by the terms of this Agreement.

Section 6.4           Consultation as to Certain Tax Matters. Prior to (a) consummating any transaction that (i) is described in clause (i) or (x) of Section 6.1(b) and (ii) is not subject to Parent’s consent right provided in Section 6.1(b) on the basis that such transaction involves solely the Company and the Company Subsidiary, or (b) altering any intercompany arrangements or agreements or the ownership structure among the Company and the Company Subsidiary, the Company shall consult with Parent reasonably prior to consummating any such transaction and shall not proceed with any such action or transaction described in clause (a) or (b) hereof without Parent’s consent (not to be unreasonably conditioned, withheld or delayed) if such action or transaction would, without taking into account any action or transaction entered into by Parent or any of the Parent Subsidiaries (including, after the Effective Time, the Company or the Company Subsidiary), reasonably be expected to have adverse Tax consequences that, individually or in the aggregate, are material to the Company and the Company Subsidiary or, after the Effective Time, to Parent and the Parent Subsidiaries.

Article VII.

ADDITIONAL AGREEMENTS

Section 7.1           Access; Confidentiality; Notice of Certain Events.

(a)          From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 9.1, to the extent permitted by applicable Law, the Company shall, and shall cause the Company Subsidiary to, (i) provide to Parent and Parent’s Representatives reasonable access at reasonable times upon reasonable prior notice to the officers, employees and other personnel, agents, properties, offices and other facilities of the Company and the Company Subsidiary and to the books and records thereof (including for purposes of conducting regulatory compliance reviews and audits to allow Parent to be in compliance with its policies and procedures and any applicable Law at the Effective Time); and (ii) furnish promptly to Parent such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiary as Parent or its Representatives may reasonably request (including for purposes of conducting regulatory compliance reviews and audits to allow Parent to be in compliance with its policies and procedures and any applicable Law at the Effective Time); provided, however, that the Company shall not be required to provide access to or disclose any such information to the extent such access or disclosure would result in the loss of attorney-client privilege of the Company or the Company Subsidiary (provided that the Company and the Company Subsidiary shall use their reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege). Without limiting the foregoing, upon request of Parent, the Company shall deliver to Parent information regarding the Collateral, including a perfection certificate in customary form setting forth the nature and location of the Collateral for purposes of perfecting Parent’s security interest therein.

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(b)          Parent will hold, and will cause its Representatives to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.1, in confidence to the extent required by and in accordance with the terms of the Confidentiality Agreement.

(c)          No inspection by Parent or any of its Representatives shall affect or be deemed to modify or waive any of the representations and warranties of Parent or Merger Sub set forth in this Agreement.

(d)          Each of the Company and Parent shall promptly notify the other of:

(i)          any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement, the Merger or other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Offer, the Merger or the other Transactions;

(ii)         any legal proceeding commenced or, to any Party’s knowledge, threatened against, such Party or any of its Subsidiaries or affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or affiliates, in each case in connection with, arising from or otherwise relating to the Offer, the Merger or any other Transaction;

(iii)        the occurrence or impending occurrence of any event or circumstance relating to it or the Company Subsidiary or the Parent Subsidiaries, respectively, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or which would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions; and

(iv)        any event, condition, fact or circumstance that has a materially adverse impact on the likelihood that all of the conditions set forth in Article VIII will be satisfied prior to the Outside Date;

provided, however, that the delivery of any notice pursuant to this Section 7.1(d) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party. The failure to deliver any such notice shall not affect any of the conditions set forth in Article VIII or give rise to any right to terminate under Article IX, except for any such failure that constitutes a willful breach of this Agreement.

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Section 7.2           Reasonable Best Efforts.

(a)          Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Offer, the Merger and the other Transactions as soon as practicable after the date hereof, including (i) preparing and filing, in consultation with the other Party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to use its reasonable best efforts to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained by such Party from any third party and/or any Governmental Entity in order to consummate the Offer, the Merger or any of the other Transactions and (ii) using its reasonable best efforts to take all steps as may be necessary to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals, and to respond to and resolve any Designated Inquiry, in each case, subject to Section 7.2(c); provided, however, that in no event shall Parent or Merger Sub be obligated to, and the Company shall not, without the prior written consent of Parent, agree to, or proffer, any consent fee, concession or other modification to the terms and conditions of any contract in order to obtain any such expiration or termination, consent, clearance, waiver, license, registration, permit, authorization, order or approval contemplated by clause (i) or (ii).

(b)          Each of Parent and the Company shall, in connection with the efforts referenced in Section 7.2(a) to obtain all applicable waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations for the Transactions under any applicable Antitrust Law, (i) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party under any Antitrust Law, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions; (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity with respect to any Antitrust Law, by promptly providing copies to the other Party of any such written communications, and of any material communication received or given in connection with any proceeding by a private party under any Antitrust Law, in each case regarding any of the Transactions; provided, however, that materials may be redacted (A) to remove references concerning the valuation of Parent, the Company or any of their respective Subsidiaries, (B) as necessary to comply with contractual arrangements, and (C) as necessary to address reasonable privilege or confidentiality concerns; and (iii) permit the other Party to review in advance any communication that it gives to, and consult with each other in advance of any in-person meeting with, the DOJ, the FTC or any other Governmental Entity with respect to the subject matter of this Section 7.2(b), or, in connection with any proceeding by a private party under any Antitrust Law, with any other Person (provided, however, that materials may be redacted (A) to remove references concerning the valuation of Parent, the Company or any of their respective Subsidiaries, (B) as necessary to comply with contractual arrangements, and (C) as necessary to address reasonable privilege or confidentiality concerns), and to the extent permitted by the DOJ, the FTC or any other applicable Governmental Entity or other Person with respect to the subject matter of this Section 7.2(b), give the other Party the opportunity to attend and participate in any in-person meetings with the DOJ, the FTC or any other Governmental Entity or other Person with respect to the subject matter of this Section 7.2(b). Parent shall, on behalf of the Parties, control and lead all communications and strategy relating to the Antitrust Laws (provided that the Company is not constrained from complying with applicable Law); provided, further, that the Parties shall consult and cooperate with one another, and consider in good faith the views of one another, regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party in connection with proceedings under or relating to any Antitrust Law prior to their submission.

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(c)          Notwithstanding the foregoing or any other provision of this Agreement, in no event shall Parent or Merger Sub be required to offer, accept or agree to, and the Company shall not, without Parent’s prior written consent, offer, accept or agree to (i) divest, dispose of or hold separate, or cause the Company Subsidiary to dispose of or hold separate, any portion of the businesses, operations, assets or product lines of Parent, the Company or any of their respective Subsidiaries (or a combination of the respective businesses, operations, assets or product lines of Parent, the Company or any of their respective Subsidiaries), (ii) restrict, prohibit or limit the ability of Parent, the Company or any of their respective Subsidiaries to conduct its business or own its assets, (iii) restrain, prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of all or any portion of the business or assets of Parent, the Company, the Surviving Corporation or any of their respective affiliates in any part of the world, (iv) cause Parent or any of the Parent Subsidiaries to divest any shares of Company Common Stock or (v) impose limitations on the ability of Parent or any of the Parent Subsidiaries effectively to acquire, hold or exercise full rights of ownership of, any shares of capital stock of the Surviving Corporation, including the right to vote any shares of capital stock of the Surviving Corporation acquired or owned by Parent or any of the Parent Subsidiaries on all matters properly presented to the stockholders of the Surviving Corporation. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Parent or any of the Parent Subsidiaries be obligated to (1) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Entity in connection with the Transactions or (2) litigate or participate in the litigation of any suit, claim, action, investigation or proceeding, whether judicial or administrative, brought by any Governmental Entity challenging or seeking to restrain, prohibit or place conditions on the consummation of the Offer, the Merger or the Transactions or the ownership or operation by Parent, the Company or any of their respective Subsidiaries of all or any portion of their respective businesses as presently conducted and as currently proposed to be conducted.

Section 7.3           Publicity. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent substantially in the form attached hereto as Exhibit C and thereafter, so long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective affiliates, shall issue or cause the publication of any press release or other public announcement with respect to the Offer, the Merger or this Agreement without the prior consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market (including NASDAQ) to issue or cause the publication of any press release or other public announcement with respect to the Offer, Merger, this Agreement or the other Transactions, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement as far in advance as practicable and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that, without limiting any of its obligations under Section 6.2, the Company shall not be required by this Section 7.3 to provide any such review or comment to Parent in connection with the receipt and existence of a Competing Proposal or a Change of Recommendation and matters related thereto; provided, further, that each Party and their respective affiliates may make statements that substantially reiterate (and are not inconsistent with) previous press releases, public disclosures or public statements made jointly by Parent and the Company in compliance with this Section 7.3.

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Section 7.4           Directors’ and Officers’ Insurance and Indemnification. For not less than six (6) years from and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless all past and present directors and officers of the Company and the Company Subsidiary (collectively, the “Indemnified Parties”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law; provided, however, that such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Offer, the Merger or any of the other Transactions), whether asserted or claimed prior to, at or after the Effective Time, in connection with such persons serving as an officer or director of the Company or the Company Subsidiary or of any Person serving at the request of the Company or the Company Subsidiary as a director, officer, employee or agent of another Person, to the fullest extent permitted by Law or provided pursuant to the Company Governing Documents or the organizational documents of the Company Subsidiary or any indemnification agreements, if any, in existence on the date of this Agreement and if filed as an exhibit to the Company SEC Documents at least two (2) business days prior to the date hereof or listed in Section 4.20 of the Company Disclosure Schedule. The Parties agree that for six (6) years after the Effective Time all rights to elimination or limitation of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in their respective certificate of incorporation or by-laws (or comparable organizational documents) or in any agreement shall survive the Offer, the Merger and shall continue in full force and effect. Parent shall cause the Surviving Corporation to provide, for an aggregate period of not less than six (6) years from the Effective Time, the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the Company’s existing policy as of the date of this Agreement or, if insurance coverage that is no less favorable is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid prior to the date of this Agreement or, if less, the cost of a policy providing coverage on the same terms as the Company’s existing policy as of the date of this Agreement; provided, further, that Parent or, following the Effective Time, the Surviving Corporation may substitute therefor a single premium tail coverage with respect to D&O Insurance with an aggregate cost not in excess of 300% of the last annual premium paid prior to the date of this Agreement, which premium amount is set forth in Section 7.4 of the Company Disclosure Letter. Prior to the Effective Time, the Company shall reasonably cooperate with Parent, at Parent’s request, to place any such tail coverage. In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.4. The rights and obligations under this Section 7.4 shall survive consummation of the Offer, the Merger and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party.

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Section 7.5           Takeover Statutes. The Parties shall (a) take all action necessary so that no Takeover Statute or, in the case of the Company, any similar provision of the Company Governing Documents, is or becomes applicable to the Agreement, the Offer, the Merger or any of the other Transactions and (b) if any such Takeover Statute or, in the case of the Company, any similar provision of the Company Governing Documents, is or becomes applicable to any of the foregoing, to take all action necessary so that the Offer, the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Agreement, the Offer, the Merger and the other Transactions.

Section 7.6           Obligations of Merger Sub. Parent shall take all action necessary to cause each of Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to cause Merger Sub to consummate the Transactions, including the Offer, the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 7.7           Employee Benefits Matters.

(a)          For the period following the Effective Time until December 31, 2018, Parent shall provide (or cause the Surviving Corporation or another affiliate of Parent to provide) to each employee of the Company or the Company Subsidiary who continues in employment with the Surviving Corporation or any other affiliate of Parent following the Effective Time (each, a “Continuing Employee”) with (i) a base salary or hourly wage rate, as applicable, and cash bonus opportunity that are no less than the base salary or hourly wage rate, as applicable, and cash bonus opportunity provided to such Continuing Employee immediately prior to the Effective Time and (ii) other employee benefits (including, without limitation, employee health, welfare and retirement benefits and severance), other than equity incentive compensation, which are no less favorable in the aggregate than at Parent’s option either (A) those employee benefits provided to such Continuing Employee immediately prior to the Effective Time or (B) those employee benefits that Parent or its affiliates provide to their similarly situated employees during such period.

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(b)          Effective as of the Effective Time and thereafter, Parent shall, and shall cause the Surviving Corporation to make commercially reasonable efforts to, (i) ensure that no eligibility waiting periods, actively-at-work requirements or pre-existing condition limitations or exclusions shall apply with respect to the Continuing Employees under the applicable health and welfare benefits plan of Parent or any affiliate of Parent (except to the extent applicable under Company Benefit Plans immediately prior to the Effective Time), (ii) waive any and all evidence of insurability requirements with respect to such Continuing Employees to the extent such evidence of insurability requirements were not applicable to the Continuing Employees under the Company Benefit Plans immediately prior to the Effective Time, and (iii) credit each Continuing Employee with all deductible payments, out-of-pocket or other co-payments paid by such employee under the Company Benefit Plans prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health benefit plan of Parent or an affiliate of Parent for such year.

(c)          If requested by Parent in writing delivered to the Company not less than ten (10) business days before the Closing Date, the Company Board (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate any 401(k) plans maintained by the Company or the Company Subsidiary (collectively, the “Company 401(k) Plans”), effective as of the day prior to the Closing Date. Following the Effective Time and as soon as practicable following receipt of a favorable determination letters from the IRS on the termination of the Company 401(k) Plans, the assets thereof shall be distributed to the participants, and Parent or the Surviving Corporation shall, to the extent permitted by Parent’s or the Surviving Corporation’s applicable 401(k) plan (collectively, the “Parent 401(k) Plan”), permit the Continuing Employees who are then actively employed to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, but not inclusive of loans), in the form of cash, in an amount equal to the full account balance (excluding loans) distributed to such Continuing Employees from the Company 401(k) Plans to the Parent 401(k) Plan.

(d)          Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent, the Surviving Corporation or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 7.7 shall (i) be deemed or construed to be an amendment or other modification of any Company Benefit Plan or employee benefit plan of Merger Sub, (ii) create any third party rights in any current or former service provider of the Company or its affiliates (or any beneficiaries or dependents thereof) or (iii) alter or limit the ability of the Surviving Corporation, Parent or any of their respective affiliates to amend, modify or terminate any Company Benefit Plan or other employee benefit, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.

(e)          The Company shall provide Parent with a copy of any material written communications intended for broad-based and general distribution to any current or former employees of the Company or the Company Subsidiary if such communications relate to any of the Transactions, and will provide Parent with a reasonable opportunity to review and comment on such communications prior to distribution.

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Section 7.8           Rule 16b-3. Prior to the Effective Time, the Company and Parent shall, as applicable, take all such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.9           Security Holder Litigation. In the event that any litigation related to this Agreement, the Offer, the Merger or the other Transactions is brought by any stockholder or other holder of Company securities (whether directly or on behalf of the Company or otherwise) against the Company and/or its directors or officers, the Company shall promptly notify Parent and shall keep Parent reasonably and promptly informed with respect to the status thereof. The Company shall give Parent (at Parent’s expense) the (a) opportunity to participate in the defense of any such litigation, (b) right to review and comment on all material filings or responses to be made by the Company in connection with such litigation (and shall give due consideration to Parent’s comments and other advice with respect to such litigation) and (c) right to consult on any settlement with respect to such litigation, and no such settlement shall be agreed to without Parent’s prior written consent. In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 7.9 and Section 6.1 or Section 7.2, the provisions of this Section 7.9 shall control.

Section 7.10         Delisting. Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary, proper and advisable to delist the Company Common Stock from the NASDAQ or the Over-The-Counter Markets, as applicable, and terminate its registration under the Exchange Act as promptly as possible after the Effective Time; provided, however, that such delisting and termination shall not be effective until after the Effective Time.

Section 7.11         Director Resignations. The Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time.

Section 7.12         FIRPTA Certificate. The Company shall deliver to Parent, at the earlier of the Acceptance Time and the Closing Date, a properly completed and executed certificate to the effect that the Shares are not a U.S. real property interest (such certificate to be in the form required by Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3)).

Section 7.13         Updated Equity Schedules. The Company shall provide Parent with an updated Company Equity Award Schedule and an updated Company Warrant Schedule within three (3) business days prior to Closing to reflect any changes occurring between the Company Capitalization Date and the applicable date of delivery.

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Section 7.14         Escrow Funding and Release.

(a)          Within five (5) business days after the date hereof, subject to execution of an Escrow Agreement among Parent, the Company and JPMorgan Chase Bank, N.A., as escrow agent (the “Escrow Agent”) substantially in the form attached hereto as Exhibit D with any revisions mutually agreed upon by Parent, the Company, the Escrow Agent and the Company Warrant holders (the “Escrow Agreement”), Parent shall deposit $3,400,000 into the escrow account established pursuant to the Escrow Agreement.

(b)          At any time on or prior to the Outside Date, Parent may, by written notice to the Company, elect to effect the Warrant Repurchase, in which event:

(i)          the Company and Parent shall, within one (1) business day of such notice, deliver a joint instruction to the Escrow Agent, instructing the Escrow Agent to release the escrowed funds to the holders of Company Warrants pursuant to the terms of the Escrow Agreement;

(ii)         the Company shall effect the Warrant Repurchase as contemplated by the Company Warrants (as amended);

(iii)        the Outside Date shall be extended to a date to be specified by Parent in such notice (but no later than September 15, 2018); and

(iv)        the Company shall, within two (2) business days of such notice, deliver to Parent a promissory note, secured by the Collateral, having a principal amount equal to the amount to be released from escrow to the holders of Company Warrants pursuant to the terms of the Escrow Agreement, and bearing interest at an annual rate of 6.0%. The Company shall reasonably cooperate with Parent to effect and maintain the perfection of Parent’s security interest in the Collateral.

Article VIII.

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 8.1           Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to consummate the Merger shall be subject to the satisfaction at the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by Parent and the Company, as the case may be, to the extent permitted by applicable Law:

(a)          Acceptance of Shares. Merger Sub shall have irrevocably accepted for purchase the Tendered Shares pursuant to the Offer;

(b)          Adverse Laws, Orders or Regulatory Action.

(i)          No statute, rule, regulation or other Law, judgment or order shall have been enacted, promulgated, issued, entered, enforced, or deemed applicable to the Merger, by any Governmental Entity of competent jurisdiction that is in effect which restrains, enjoins, prevents or otherwise prohibits or makes illegal the acquisition of or payment for Shares pursuant to, or the consummation of, the Merger; and

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(ii)         there shall be no claim, action, suit or proceeding by any Governmental Entity that has not been resolved, and no Governmental Entity shall have notified Parent or the Company of its intention to commence, or recommend the commencement of, an action or shall have opened a formal or informal investigation or “matter under inquiry” or similar investigative status or made a non-trivial inquiry (any such investigation or inquiry, a “Designated Inquiry.”) which remains pending, in each case, (A) seeking or purporting to challenge, prohibit, interfere with, limit, delay, restrain, impose damages or other material obligations in connection with, or increase the cost of, the acquisition of or payment for Shares pursuant to, or the consummation of, the Merger, or (B) seeking to (1) prohibit or limit the ownership or operation by Parent or any of its Subsidiaries of all or any portion of the business or assets of Parent, the Company or the Company Subsidiary or compel Parent or any of its Subsidiaries to dispose of or hold separately all or any portion of the business or assets of Parent, the Company or any of their respective Subsidiaries, or impose any limitation, restriction or prohibition on the ability of Parent, the Company or any of their respective Subsidiaries to conduct its business or own such assets, (2) impose limitations on the ability of Parent or any of its Subsidiaries (including Merger Sub) effectively to acquire, hold or exercise full rights of ownership of the shares of capital stock of the Surviving Corporation, including the right to vote any shares of capital stock of the Surviving Corporation acquired or owned by Parent or any of its Subsidiaries on all matters properly presented to the stockholders of the Surviving Corporation or (3) require Parent or any of its affiliates to divest, dispose of or hold separate all or any portion of the business or assets of the Company or the Company Subsidiary or of Parent or its affiliates.

Article IX.

TERMINATION

Section 9.1           Termination. This Agreement may be terminated and the Offer, the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating Party or Parties, as follows:

(a)          by the mutual written consent of Parent and the Company; or

(b)          by either Parent or the Company:

(i)          if the Acceptance Time shall not have occurred by midnight, Eastern Time, on March 28, 2018, or such later date that may be specified by Parent pursuant to Section 7.14 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party whose breach of this Agreement has caused or resulted in the Offer not being consummated by such date;

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(ii)         if any Governmental Entity of competent jurisdiction shall have issued a final, non-appealable judgment, order, injunction, decree or ruling, in each case permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making the consummation of the Offer or the Merger illegal, which order, decree, ruling or other action shall be final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any Party whose material breach of this Agreement has caused or resulted in the issuance of such final and nonappealable judgment, order, injunction, decree or ruling or other action; or

(iii)        if the Offer shall have expired or been terminated (subject to the rights and obligations of Parent and Merger Sub to extend the Offer pursuant to Section 1.1(e)) without Merger Sub having purchased any Shares pursuant thereto; provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(iii) shall not be available to any Party whose breach of this Agreement has caused or resulted in the Offer having expired or been terminated without Merger Sub having purchased any Shares pursuant thereto; or

(c)          by Parent, if at any time prior to the Acceptance Time:

(i)          (x) the Company Board shall have failed to include the Company Board Recommendation in the Schedule 14D-9 when mailed, or shall have effected a Change of Recommendation; (y) in the case of a tender offer or exchange offer for shares of Company capital stock subject to Regulation 14D under the Exchange Act, other than the Offer, the Company Board fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer as promptly as practicable (but in any event within ten (10) business days) of the commencement of such tender offer or exchange offer; or (z) the Company Board fails to publicly reaffirm the Company Board Recommendation as promptly as practicable (but in any event within ten (10) business days) after Parent so requests in writing;

(ii)         the Company shall have breached in any material respect its obligations under Section 6.2; or

(iii)        there has been a breach by the Company of any representation, warranty, covenant or agreement made by the Company in this Agreement, which breach would result in the conditions set forth in clauses (c)(iv) and (v) of Annex I not being satisfied and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (A) thirty (30) calendar days after the receipt of notice thereof by the Company from Parent or (B) three (3) business days before the Outside Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(iii) if either Parent or Merger Sub is then in material breach of any of their respective representations, warranties, covenants or agreements set forth in this Agreement; or

(d)          by the Company, if at any time prior to the Acceptance Time:

(i)          if the Board of Directors has made a Change of Recommendation in order to accept a Superior Proposal (in compliance with the terms of this Agreement, including Section 6.2) and concurrently enters into a binding written definitive acquisition agreement providing for the consummation of such Superior Proposal (a “Specified Agreement”); provided that the Company shall have paid (or cause to be paid) the Termination Fee prior to, or concurrently with, and as a condition to such termination; or

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(ii)         there has been a breach by the Parent or Merger Sub of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (A) thirty (30) calendar days after the receipt of notice thereof by Parent or Merger Sub from the Company or (B) three (3) business days before the Outside Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(ii) if the Company is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 9.2           Effect of Termination.

(a)          In the event of the termination of this Agreement as provided in Section 9.1, (i) written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement, this Section 9.2 and Article X (other than Section 10.14(b)) shall survive such termination; provided, however, that subject to Section 9.2(c), nothing herein shall relieve any Party from liability for any willful breach of this Agreement and (ii) simultaneously, notice shall be delivered to the Escrow Agent, by either Party, including a copy of the notice of termination and directing the release to Parent of all funds on deposit in the escrow account established pursuant to the Escrow Agreement.

(b)          Termination Fee.

(i)          In the event that (A) Parent or the Company terminates this Agreement pursuant to Section 9.1(b)(i) or Section 9.1(b)(iii) or Parent terminates this Agreement pursuant to Section 9.1(c)(iii) and (B) after the date of this Agreement and prior to such termination, a Competing Proposal shall have been publicly disclosed or otherwise communicated to the Company Board or the Company’s stockholders, then if, within twelve (12) months of such termination, the Company enters into a definitive agreement providing for, or recommends to its stockholders, a Competing Proposal or a Competing Proposal is consummated, then within one (1) business day after the occurrence of the applicable event described in this clause (B) the Company shall pay to Parent the Termination Fee in cash. “Termination Fee” means an amount equal to $1,000,000. Solely for purposes of this Section 9.2(b)(i), the term “Competing Proposal” shall have the meaning assigned to such term in Section 10.5, except that all references to “15%” therein shall be deemed to be “35%” and all references to “85%” therein shall be deemed to be “65%”.

(ii)         If the Company terminates this Agreement pursuant to Section 9.1(d)(i), prior to, or concurrently with, such termination, the Company shall pay to Parent the Termination Fee.

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(iii)        If Parent terminates this Agreement pursuant to Section 9.1(c)(i) or Section 9.1(c)(ii) (or this Agreement is terminated by Parent or the Company pursuant to Section 9.1(b)(i) or Section 9.1(b)(iii) or Parent pursuant to Section 9.1(c)(iii), in each case, following any time at which Parent was entitled to terminate this Agreement pursuant to Section 9.1(c)(i) or Section 9.1(c)(ii)), within one (1) business day after such termination, the Company shall pay to Parent the Termination Fee.

(iv)        In the event any amount is payable pursuant to the preceding clauses (i), (ii) or (iii), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. For the avoidance of doubt, in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(c)          Each of the Parties acknowledges that the agreements contained in this Section 9.2 are an integral part of the Transactions and that neither the Termination Fee nor any amount payable under Section 9.2(b)(i) is a penalty, but rather is a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which such payment is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, each of which amounts would otherwise be impossible to calculate with precision. In addition, if the Company fails to pay (or cause to be paid) the Termination Fee when due pursuant to Section 9.2(b) then (i) the Company shall reimburse Parent for all costs and expenses (including disbursements and fees of counsel) incurred in the collection of such overdue amount, including in connection with any related claims, actions or proceedings commenced and (ii) the Company shall pay Parent interest on the amount payable pursuant to Section 9.2(b) from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 2%. Notwithstanding anything to the contrary in this Agreement, except in the case of any willful breach of this Agreement, upon payment of the Termination Fee pursuant to this Section 9.2, none of the Company, the Company Subsidiary or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

Article X.

MISCELLANEOUS

Section 10.1         Amendment and Modification; Waiver.

(a)          Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented, prior to the Acceptance Time, by written agreement of the Parties (by action taken by their respective boards of directors); provided, however, that following the consummation of the Offer, this Agreement may not be amended in any manner that causes the Merger Consideration to differ from the Offer Price. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

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(b)          At any time and from time to time prior to the Acceptance Time, either the Company, on the one hand, or any Parent Entity, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of any Parent Entity or the Company, as applicable, (ii) waive any inaccuracies in the representations and warranties made to Parent or the Company, as applicable, contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of any Parent Entity or the Company, as applicable, contained herein. Any agreement on the part of a Parent Entity or the Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent or the Company, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 10.2         Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 10.3         Expenses. Except as otherwise expressly provided in this Agreement, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses.

Section 10.4         Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by facsimile or email (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent or Merger Sub, to:

Allergan Sale, LLC

5 Giralda Farms,

Madison, NJ 07940

Attention: Chief Legal Officer

Facsimile: +1 (862) 261-7922

with a copy to (which shall not constitute notice):

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, New York 10018

Attention: Andrew W. Ment

Facsimile: +1 (646) 441-9012

Email: ament@cov.com

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and

if to the Company, to:

Repros Therapeutics Inc.

2408 Timberloch Place, Suite B7

The Woodlands, TX 77380

Attention: Kathi Anderson

Facsimile: +1 (281) 719-3446

Email: anderson@reprosrx.com

with a copy to (which shall not constitute notice):

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

Attention: Justin W. Chairman

Facsimile: +1 (215) 963-5001

Email: justin.chairman@morganlewis.com

Section 10.5         Certain Definitions. As used herein, the following terms have the following meanings:

“Antitrust Laws” mean any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, and the Federal Trade Commission Act, as amended.

“Bribery Legislation” means all and any of the following: the United States Foreign Corrupt Practices Act of 1977; the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; the relevant common law or legislation in England and Wales relating to bribery and/or corruption, including, the Public Bodies Corrupt Practices Act 1889; the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001; the Bribery Act 2010; the Proceeds of Crime Act 2002; and any anti-bribery or anti-corruption related provisions in criminal and anti-competition laws and/or anti-bribery, anti-corruption and/or anti-money laundering laws of any jurisdiction in which Parent or the Company operates.

“business days” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act; provided, however, that a day on which banks in the City of New York are authorized or obligated by Law or executive order to close shall not be a “business day”.

“Code” means the Internal Revenue Code of 1986.

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“Collateral” means:

(i)          all equipment (including all “Equipment” as defined in Section 9-102(a)(33) of the UCC), machinery, vehicles, fixtures, improvements, supplies, office furniture, and fixed assets, all as now owned or hereafter acquired by the Company or the Company Subsidiary or in which the Company or the Company Subsidiary has or hereafter acquires any interest, and any items substituted therefor as replacements and any additions or accessions thereto;

(ii)         all goods (including all “Goods” as defined in Section 9-102(a)(44) of the UCC) and all inventory (including all “Inventory” as defined in Section 9-102(a)(48) of the UCC) of the Company or the Company Subsidiary, now owned or hereafter acquired by the Company or the Company Subsidiary or in which the Company or the Company Subsidiary has or hereafter acquires any interest, including but not limited to, raw materials, scrap Inventory, work in process, products, packaging materials, finished Goods, all documents of title, Chattel Paper and other instruments covering the same and all substitutions therefor and additions thereto;

(iii)        all present and future accounts in which the Company or the Company Subsidiary has or hereafter acquires any interest (including all “Accounts” as defined in Section 9-102(a)(2) of the UCC), contract rights (including all rights to receive payments and other rights under all Equipment and other leasing contracts) and rights to payment and rights or accounts receivable evidencing or representing indebtedness due or to become due the Company or the Company Subsidiary on account of Goods sold or leased or services rendered, claims, Instruments and other general intangibles (including tax refunds, royalties and all other rights to the payment of money of every nature and description), including but not limited to, any such right evidenced by Chattel Paper, and all liens, securities, guaranties, remedies, security interests and privileges pertaining thereto (all of the property described in this clause (iii) being hereinafter collectively referred to as “Accounts”);

(iv)        all investment property now owned or hereafter acquired by the Company or the Company Subsidiary (including all “Investment Property” as defined in Section 9-102(a)(49) of the UCC), including all securities (certificated and uncertificated), securities Accounts, securities entitlements, commodity contracts and commodity Accounts;

(v)         (x) all of the shares of capital stock, membership units or other ownership interests of each of the Company and the Company Subsidiary, whether certificated or uncertificated, now owned or hereafter acquired by the Company or the Company Subsidiary, together with in each case any certificates representing the same (collectively, the “Pledged Stock”) and (y) all shares, securities, moneys or property representing a dividend on, or a distribution or return of capital in respect of any of the Pledged Stock, resulting from a stock split, revision, reclassification or other like change of any of the Pledged Stock or otherwise received in exchange for any of the Pledged Stock and all Equity Rights issued to the holders of, or otherwise in respect of, any of the Pledged Stock;

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(vi)        all general intangibles now owned or hereafter acquired by the Company or the Company Subsidiary or in which the Company or the Company Subsidiary has or hereafter acquires any interest (including all “General Intangibles” as defined in Section 9-102(a)(42) of the UCC), including payment intangibles (including all “Payment Intangibles” as defined in Section 9-102(a)(61) of the UCC), choses in action and causes of action and all licenses and permits, contract rights and all rights to receive payments and other rights under all Equipment and other leasing contracts, instruments and documents owned or used by the Company or the Company Subsidiary, and any goodwill relating thereto);

(vii)       all other property owned by the Company or the Company Subsidiary or in which the Company or the Company Subsidiary has or hereafter acquires any interest, wherever located, and of whatever kind or nature, tangible or intangible, including all Intellectual Property Rights;

(viii)      all insurance policies of any kind maintained in effect by the Company or the Company Subsidiary, now existing or hereafter acquired, under which and to the extent any of the property referred to in clauses (i) through (vii) above is insured, including but not limited to, any proceeds payable to the Company pursuant to such policies attributable to such property referred to in (i)-(vii) above;

(ix)         all moneys, cash collateral, chattel paper (including all “Chattel Paper” as defined in Section 9-102(a)(11) of the UCC), checks, notes, bills of exchange, documents of title, money orders, negotiable instruments, commercial paper, and other securities, letters of credit (including all “Letter-of-Credit Rights” as defined in Section 9-102(a)(51) of the UCC), supporting obligations (including all “Supporting Obligations” as defined in Section 9-102(a)(78) of the UCC), instruments (including all “Instruments” as define in Section 9-102(a)(47) of the UCC), documents (including all “Documents” as defined in Section 9-102(a)(30) of the UCC), deposit accounts (including all “Deposit Accounts” as defined in Section 9-102(a)(29) of the UCC), deposits and credits of the Company or the Company Subsidiary, whether or not in the possession of or under the control of the Company or the Company Subsidiary; and

(x)          any consideration received when all or any part of the property referred to in clauses (i) through (x) above is sold, transferred, exchanged, leased, collected or otherwise disposed of, or any value received as a consequence of possession thereof, including but not limited to, all products, proceeds (including all “Proceeds” as defined in Section 9-102(a)(64) of the UCC), cash, negotiable instruments and other instruments for the payment of money, Chattel Paper, security agreements or other documents, insurance proceeds or proceeds of other proceeds now or hereafter owned by the Company or the Company Subsidiary or in which the Company or the Company Subsidiary has an interest.

“Company Bylaws” means the Restated Bylaws of the Company, as amended prior to the date of this Agreement.

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“Company Certificate of Incorporation” means the Restated Certificate of Incorporation of the Company, as amended prior to the date of this Agreement.

“Company Equity Plans” means the 2011 Equity Incentive Plan, the 2000 Non-Employee Directors’ Stock Option Plan and the Repros 2004 Stock Option Plan, each as amended.

“Company Governing Documents” means the Company Bylaws and the Company Certificate of Incorporation.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has a material adverse effect on the assets, liabilities, condition (financial or otherwise), business or results of operations of the Company and the Company Subsidiary, taken as a whole; provided, however, that no Effects to the extent resulting or arising from the following, either alone or in combination, shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred or is reasonably likely to exist or occur: (a) any changes in United States economic, political or capital markets conditions, (b) conditions (or changes therein) in the pharmaceutical industry, (c) any change after the date hereof in applicable Law (it being understood that this clause (c) shall not apply with respect to any representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address compliance with applicable Law), (d) any change or prospective changes in GAAP or interpretation thereof (it being understood that this clause (d) shall not apply with respect to any representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address compliance with GAAP), (e) the announcement, execution and delivery of this Agreement or the consummation of the Transactions or compliance with the terms of this Agreement (other than compliance with Section 6.1 and it being understood that this clause (e) shall not apply with respect to any representation or warranty contained in this Agreement to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution or delivery of this Agreement or the consummation of the Transactions or the compliance with the terms of this Agreement), (f) changes in the Company Common Stock price, in and of itself (it being understood that the Effects giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (g) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (it being understood that the Effects giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (h) Effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, any hurricane, tornado, flood, volcano, earthquake or other natural disaster, including any material worsening of such conditions threatened or existing as of the date of this Agreement, or (i) the delisting of the Company Common Stock from the NASDAQ; except, in the case of clauses (a) - (d) or (h), to the extent the Company and the Company Subsidiary, taken as a whole, are disproportionately impacted thereby relative to other entities operating in the same industry or industries in which the Company and the Company Subsidiary operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).

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“Company Permitted Lien” means any Lien (i) for Taxes not yet due and payable, being contested in good faith or for which adequate accruals or reserves have been provided in the Company’s latest financial statements included in the Company SEC Documents, (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business, (iii) which is disclosed on the most recent (as of the date hereof) consolidated balance sheet of the Company or notes thereto or securing liabilities reflected on such balance sheet, (iv) in the case of any Contract, Liens that are restrictions against the transfer or assignment thereof that are included in the terms of such Contract and (v) in the case of real property, Liens that are easements, rights-of-way, encroachments, restrictions, conditions and other similar Liens incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not materially impair the use or value of the applicable real property or otherwise materially impair the present.

“Company Product” means all products that are being researched, tested, developed, commercialized, manufactured, sold or distributed by the Company or the Company Subsidiary and all products with respect to which the Company or the Company Subsidiary has royalty rights.

“Company Subsidiary” means the Company’s only Subsidiary, Renable Pharma Ltd, incorporated under the laws of the United Kingdom.

“Confidentiality Agreement” means the Confidentiality Agreement, dated April 11, 2017, between Parent (or one of its Subsidiaries) and the Company, as may be amended.

“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Environmental Law” means any and all applicable Laws, Environmental Permits, or other legal requirements, as each has been or may be amended, and together with all rules, regulations, permits, and interpretations promulgated thereunder, which (a) regulate or relate to pollution; the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or Release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including protection of the health and safety of employees; and/or (b) impose liability or responsibility with respect to any of the foregoing, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

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“Environmental Permits” means any permit, license, consent, certification, registration, authorization or approval required under applicable Environmental Laws.

“Equity Rights” means, with respect to the Company or the Company Subsidiary, any outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders’ or voting trust arrangements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, the Company or the Company Subsidiary, as applicable.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Expenses” means all reasonable documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Schedule 14D-9, the solicitation of equityholders tender of Shares, any filings with the SEC and all other matters related to the closing of the Offer and the Merger and the other Transactions.

“FCPA” means the Foreign Corrupt Practices Act of 1977.

“FDA” means the United States Food and Drug Administration.

“FDCA” means the Federal Food, Drug, and Cosmetic Act.

“Government Official” means (a) any official, officer or Representatives of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (b) any candidate for political office, or (c) any political party or party official.

“Governmental Entity” means (a) any national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, including any arbitral body, (b) any public international governmental organization, or (c) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition.

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“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable (or words of similar meaning or effect) chemical, chemical compound, hazardous substance, material or waste, whether solid, liquid or gas, that is subject to definition, regulation, control or remediation under any Environmental Laws, including but not limited to any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, and mycotoxins.

“Health Care Laws” means the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)); the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)); the Stark Law (42 U.S.C. §1395nn); the civil False Claims Act (31 U.S.C. §§ 3729 et seq.); the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)); the Exclusion Laws (42 U.S.C. § 1320a-7); the Medicare statute (Title XVIII of the Social Security Act), including Social Security Act §§ 1860D-1 to 1860D-43 (relating to Medicare Part D and the Medicare Part D Coverage Gap Program); the Medicaid statute (Title XIX of the Social Security Act); the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), and any other similar Law, including the price reporting requirements and the requirements relating to the processing of any applicable rebate, chargeback or adjustment, under applicable rules and regulations relating to the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8), any state supplemental rebate program, Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the Veterans Health Care Act (38 U.S.C. § 8126), regulatory requirements applicable to sales on the Federal Supply Schedule or under any state pharmaceutical assistance program or United States Department of Veterans Affairs agreement, and any successor government programs.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.

“Indebtedness” means with respect to any Person,

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guarantees, surety bonds and similar instruments;

(c) net obligations of such Person under any interest rate, swap, currency swap, forward currency or interest rate contracts or other interest rate or currency hedging arrangements;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness will have been assumed by such Person or is limited in recourse;

(f) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases;

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(g) synthetic lease obligations;

(h) obligations outstanding under securitization facilities; and

(i) any guarantee (other than customary non-recourse carve-out or “badboy” guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument, provided that Indebtedness shall not include any performance guarantee or any other guarantee that is not a guarantee of other Indebtedness.

“Intellectual Property Rights” means (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application (“Trademarks”), (ii) national and multinational statutory invention registrations, patents and patent applications issued or applied for in any jurisdiction, including all certificates of invention, provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, reexaminations and the equivalents of any of the foregoing in any jurisdiction, and all inventions disclosed in each such registration, patent or patent application (“Patents”), (iii) trade secrets, information, data, specifications, processes, methods, know-how, knowledge, experience, formulae, skills, techniques, schematics, drawings, blue prints, utility models, designs, technology, software, inventions, discoveries, ideas and improvements, including manufacturing information and processes, assays, engineering and other manuals and drawings, standard operating procedures, flow diagrams, regulatory, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality assurance, quality control and clinical data, technical information, research records and similar data and information, (iv) writings and other works, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof (“Copyrights”), (v) moral rights, database rights, design rights, industrial property rights, publicity rights and privacy rights and (vi) any similar intellectual property or proprietary rights.

“Intervening Event” means a material event, occurrence, fact or change occurring or arising after the date hereof affecting the business, assets or operations of the Company (other than any event, occurrence, fact or change resulting from a material breach of this Agreement by the Company) that was unknown and not reasonably foreseeable to the Company or the Company Board as of the date hereof, which event, occurrence, fact or change becomes known to the Company or the Company Board prior to the Acceptance Time, other than (a) changes in the Company Common Stock price, in and of itself (however, the underlying reasons for such changes may constitute an Intervening Event), (b) the timing of any consents, registrations, approvals, permits, clearances or authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from any Governmental Entity in connection with this Agreement and the consummation of the Transactions, (c) any Competing Proposal, or any inquiry, proposal or offer that could reasonably be expected to lead to a Competing Proposal, or the consequences thereof or (d) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (however, the underlying reasons for such events may constitute an Intervening Event).

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“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by the Company or the Company Subsidiary or licensed or leased by the Company or the Company Subsidiary pursuant to written agreement (excluding any public networks).

“knowledge” of the Company with respect to any matter shall mean the actual knowledge of the Persons listed in Section 10.5(i) of the Company Disclosure Letter after having made reasonable inquiry of (i) current employees of and consultants to the Company, and (ii) with respect to intellectual property matters the responsible lawyers at Morgan Lewis & Bockius LLP and any other outside counsel to the Company having substantive responsibility for intellectual property matters for the Company.

“Law” means any federal, state, local, municipal, foreign, international, multinational, supranational or other law, statute, code, rule, regulation, order, ordinance, common law, edict, ruling, treaty, procedure, notice or requirement, injunction, judgment or decree or other pronouncement of any Governmental Entity having the effect of law.

“Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a third party and licensed or sublicensed to the Company or the Company Subsidiary or for which the Company or the Company Subsidiary has obtained a covenant not to be sued.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“NASDAQ” means the NASDAQ Capital Market.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned by the Company or the Company Subsidiary.

“Parent Entities” means Parent and Merger Sub.

“Parent Governing Documents” means (a) the certificate of formation of Parent, as amended prior to the date of this Agreement, and (b) the limited liability company operating agreement of Parent, as amended prior to the date of this Agreement.

“Parent Subsidiaries” means the Subsidiaries of Parent.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

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“Personal Data” means all data or information that is linked to any reasonably identifiable person and any other data or information that constitutes personal data or personal information under any applicable Law relating to privacy, data protection, or data security, which information includes any genetic data, financial, credit, medical or other information, names, addresses, social security or insurance numbers, telephone numbers, facsimile numbers, email addresses or other contact information, or any device identifier.

“PHSA” means the Public Health Service Act.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Hazardous Substance or other material).

“Representatives” means, when used with respect to any Person, such Person’s directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and other representatives.

“Sanctioned Country” means any country subject to comprehensive sanctions imposed by the United States, the United Kingdom, or the European Union, and includes as the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine.

“Sanctioned Person” means any Person with whom dealings are restricted or prohibited under the Sanctions Laws of the United States, the United Kingdom, the European Union, or the United Nations, including (a) any Person identified in any list of sanctioned Persons maintained by (i) the United States Department of Treasury, Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (ii) Her Majesty’s Treasury of the United Kingdom; (iii) any committee of the United Nations Security Council; or (iv) the European Union; (b) any Person located, organized, or resident in, or a Governmental Entity or government instrumentality of, any Sanctioned Country and (c) any Person directly or indirectly 50% or more owned or controlled by, or acting for the benefit or on behalf of, a Person described in (a) or (b).

“Sanctions Laws” means all Laws concerning economic sanctions, including embargoes, export restrictions, the ability to make or receive international payments, the freezing or blocking of assets of targeted Persons, the ability to engage in transactions with specified persons or countries, or the ability to take an ownership interest in assets of specified Persons or located in a specified country, including any Laws threatening to impose economic sanctions on any person for engaging in proscribed behavior.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933.

“Significant Subsidiary” means any Subsidiary of Parent that is material or constitutes a “significant subsidiary” of Parent, as applicable, within the meaning of Rule 1-02 of Regulation S-X promulgated under the Securities Act.

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“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Takeover Statutes” mean any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law.

“Tax” or “Taxes” means (i) any and all taxes, levies, duties, excises, tariffs, imposts and other similar charges, assessments and fees imposed by any Governmental Entity or domestic or foreign taxing authority, including net income, alternative or add-on minimum, franchise, windfall or other profits, capital gains, gross receipts, premium, property, property gain (real, tangible or intangible), turnover, sales, use, net worth, capital stock, social, payroll, employment, social security, workers’ compensation, unemployment compensation, occupation, excise, severance, unclaimed property, escheat, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, exit, termination, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not; (ii) any liability for the payment of any amount of any type described in clause (i) of this definition as a result of being or having been a member of an affiliated, consolidated, controlled, fiscal, combined, unitary, or aggregate group for any Tax period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this definition as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnity any other Person.

“Tax Return” means any report, return, certificate, claim for refund, statement, election, estimated tax filing, declaration or similar document filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including the determination, assessment, reporting, withholding, collection or payment thereof, and including any supporting workpaper, schedule or attachment thereto, and any amendments thereof.

“Transactions” means the transactions contemplated by this Agreement, including the Offer and the Merger.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of Delaware, together with any other successor or applicable adoption of the Uniform Commercial Code in any applicable jurisdiction.

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Section 10.6         Terms Defined Elsewhere. Each of the following terms is defined in the Section of this Agreement set forth opposite such term below:

Acceptable Confidentiality Agreement	6.2(i)
Acceptance Time	1.1(b)
Accounts	10.5
Agreement	Recitals
Bankruptcy and Equity Exception	4.3(a)
Book-Entry Shares	3.2(b)
Certificate of Merger	2.3
Certificates	3.2(b)
Change of Control Payment	4.20(a)
Change of Recommendation	6.2(b)
Closing	2.2
Closing Date	2.2
Company	Recitals
Company 401(k) Plans	7.7(c)
Company Acquisition Agreement	6.2(b)
Company Benefit Plans	4.9(a)
Company Board	Recitals
Company Board Recommendation	4.3(a), 1.1(d)
Company Capitalization Date	4.2(a)
Company Common Stock	Recitals
Company Disclosure Letter	Article IV
Company Equity Award Schedule	4.2(a)
Company Equity Awards	3.4(e)
Company Leased Real Property	4.17(b)
Company Permits	4.7(b)
Company Preferred Stock	4.2(a)
Company Restricted Shares	3.4(c)
Company RSUs	3.4(b)
Company SEC Documents	4.4(a)
Company Stock Option	3.4(a)
Company Warrant Schedule	4.2(a)
Company Warrants	Recitals
Competing Proposal	6.2(i)
Continuing Employee	7.7(a)
Covered Securityholders	4.26
D&O Insurance	7.4(b)
Designated Inquiry	8.1(b)(ii)
DGCL	Recitals
Dissenting Share	3.3(a)
DOJ	7.2(b)
Effective Time	2.3
Employment Compensation Agreement	4.26
Escrow Agent	7.14(a)
Escrow Agreement	7.14(a)
Expiration Date	1.1(e)
Federal Healthcare Programs	4.13(l)

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FTC	7.2(b)
GAAP	4.4(b)
GLPs	4.13(c)
HIPAA	4.13(m)
IND	4.13(e)
Indemnified Parties	7.4
Initial Expiration Date	1.1(e)
Material Contracts	4.20(a)
Merger	Recitals
Merger Consideration	3.1(a)
Merger Sub	Recitals
Offer	Recitals
Offer Closing	1.1(b)
Offer Conditions	1.1(b)
Offer Documents	1.1(d)
Offer Price	Recitals
Outside Date	9.1(b)(i)
Parent	Recitals
Parent 401(k) Plan	7.7(c)
Parent Board	5.2(a)
Parent Disclosure Letter	Article V
Parent Material Adverse Effect	5.2(c)
Parent SEC Documents	Article V
Parties	Recitals
Party	Recitals
Paying Agent	3.2(a)
Payment Fund	3.2(a)
Related Party	4.24
Sarbanes-Oxley Act	4.5(a)
Schedule 14D-9	1.2(a)
Schedule TO	1.1(d)
Section 262	3.3(a)
Series A Warrants	Recitals
Series B Warrants	Recitals
Service Providers	4.15(e)
Share	Recitals
Specified Agreement	9.1(d)
Stockholder List Date	1.2(b)
Superior Proposal	6.2(i)
Surviving Corporation	2.1
Tendered Shares	1.1(b)
Termination Fee	9.2(b)
Warrant Amendment	Recitals

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Section 10.7         Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The words “hereof”, “herein” and “hereunder” and word of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context requires otherwise. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. The phrase “ordinary course of business” as used in this Agreement shall be deemed to mean “the ordinary course of business consistent with past practice”. The term “dollars” and character “$” shall mean United States dollars.

Section 10.8         Counterparts. This Agreement may be executed manually or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.9         Entire Agreement; Third-Party Beneficiaries.

(a)          This Agreement (including the Company Disclosure Letter, the Parent Disclosure Letter and Annex I) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 9.1 hereof, Parent and Merger Sub shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b)          Except (i) as provided in Section 7.4 (but only following the Effective Time), and (ii) if the Acceptance Time occurs, (A) the right of the holders of the Shares to receive the Offer Price or Merger Consideration, as applicable, pursuant to Article I or Article III following the Acceptance Time or the Effective Time, as applicable, in accordance with the terms of this Agreement, (B) the right of the holders of Company Equity Awards and the holders of Company Warrants pursuant to Section 3.4 following the Effective Time, neither this Agreement (including the Company Disclosure Letter, the Parent Disclosure Letter and Annex I) nor the Confidentiality Agreement are intended to confer upon any Person other than the Parties any rights or remedies hereunder.

79

Section 10.10         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Offer or Merger is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Offer and the Merger are fulfilled to the extent possible.

Section 10.11         Governing Law; Jurisdiction.

(a)          This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), will be governed by, and enforced and construed in accordance with, the Law of the State of Delaware, including its statutes of limitations, without regard to the conflict of Laws rules of such state that would result in the application of the Laws of another jurisdiction

(b)          Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America sitting in the district of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America sitting in the district of Delaware, as applicable, and any appellate court from any thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America sitting in the district of Delaware, as applicable, and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 10.11(b) in the manner provided for notices in Section 10.4. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

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Section 10.12         Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE OFFER, THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

Section 10.13         Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the Parties without the prior written consent of the other Parties; provided, however, that each of Merger Sub and Parent may assign any of their rights hereunder to a wholly owned direct or indirect Subsidiary of Parent without the prior written consent of the Company, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 10.14         Enforcement; Remedies.

(a)          Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)          The Parties agree that irreparable injury will occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is agreed that prior to the termination of this Agreement pursuant to Article IX, each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, to a decree or order of specific performance to specifically enforce the terms and provisions of this Agreement and to any further equitable relief.

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(c)          The Parties’ rights in this Section 10.14 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 10.14 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 10.14, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

Section 10.15         Obligation of Parent. Parent shall ensure that Merger Sub duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities applicable to Merger Sub under this Agreement, and Parent shall be jointly and severally liable with Merger Sub for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

[The remainder of this page is intentionally blank.]

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be duly executed as of the date first written above.

ALLERGAN SALES, LLC

By:	/s/ A. Robert D. Bailey
Name: A. Robert D. Bailey
Title: President

CELESTIAL MERGER SUB, INC.

By:	/s/ A. Robert D. Bailey
Name: A. Robert D. Bailey
Title: President

REPROS THERAPEUTICS INC.

By:	/s/ Katherine Anderson
Name: Katherine Anderson
Title: Chief Financial Officer

[Signature Page to Merger Agreement]

ANNEX I

OFFER CONDITIONS

Notwithstanding any other provisions of the Offer and in addition to Merger Sub’s rights to extend, amend or terminate the Offer in accordance with the provisions of the Agreement and applicable Law, neither Parent nor Merger Sub shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC including Rule 14e-1(c) under the Exchange Act, pay for any Tendered Shares, if, immediately prior to the then applicable Expiration Date:

(a)          there shall not have been validly tendered and not validly withdrawn that number of Shares that, when added to the Shares then owned by Parent and its affiliates (if any), would represent one Share more than 50% of the sum of (i) the total number of Shares outstanding at the time of expiration of the Offer, plus (ii) the total number of Shares that the Company would be required to issue upon conversion, settlement, exchange or exercise of all options, warrants, rights or securities outstanding at the time of expiration of the Offer that are convertible, exchangeable or exercisable into Shares (whether then outstanding or for which the conversion, settlement, exchange or exercise date has already occurred, but in any event without duplication) (such condition in this clause (a), the “Minimum Condition”); provided, however, that for purposes of determining whether the Minimum Condition has been satisfied, the Parties shall exclude Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6) of the DGCL);

(b)          any applicable waiting period (and any extension thereof) applicable to the Offer under any applicable Antitrust Law shall not have expired or been terminated prior to the Expiration Date, or any pre-closing approval or clearance required under any applicable Antitrust Law shall not have been obtained;

(c)          any of the following events shall exist:

(i)          there shall be any statute, rule, regulation or other Law, judgment or order enacted, promulgated, issued, entered, enforced, or deemed applicable to the Offer, by any Governmental Entity of competent jurisdiction that is in effect which restrains, enjoins, prevents or otherwise prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger;

(ii)         there shall be any claim, action, suit or proceeding by any Governmental Entity that has not been resolved, or any Governmental Entity shall have notified Parent or the Company of its intention to commence, or recommend the commencement of, an action or shall have opened a formal or informal investigation or “matter under inquiry” or similar investigative status or made a non-trivial inquiry which remains pending, in each case, (A) challenging or seeking or purporting to challenge, prohibit, interfere with, limit, delay, restrain, impose damages or other material obligations in connection with, or increase the cost of, the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger or (B) seeking to (1) prohibit or limit the ownership or operation by Parent or any of its Subsidiaries of all or any portion of the business or assets of Parent, the Company or the Company Subsidiary or compel Parent or any of its Subsidiaries to dispose of or hold separately all or any portion of the business or assets of Parent, the Company or any of their respective Subsidiaries, or impose any limitation, restriction or prohibition on the ability of Parent, the Company or any of their respective Subsidiaries to conduct its business or own such assets, (2) impose limitations on the ability of Parent or any of its Subsidiaries (including Merger Sub) effectively to acquire, hold or exercise full rights of ownership of the shares of capital stock of the Surviving Corporation, including the right to vote any shares of capital stock of the Surviving Corporation acquired or owned by Parent or any of its Subsidiaries on all matters properly presented to the stockholders of the Surviving Corporation or (3) require Parent or any of its affiliates to divest, dispose of or hold separate all or any portion of the business or assets of the Company or the Company Subsidiary or of Parent or its affiliates;

(iii)        the Company and Parent shall have reached an agreement that the Offer or the Agreement be terminated, or the Agreement shall have been terminated in accordance with its terms;

(iv)        (A) any of the representations and warranties of the Company set forth in Section 4.1 (Qualification, Organization, Subsidiary, etc), Section 4.3(a) (Corporate Authority Relative to this Agreement; No Violation) or Section 4.10(a) (Absence of Certain Changes or Events) of the Agreement shall not be true and correct in all respects as of the date of the Agreement and as of the Expiration Date as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

(B) any of the representations or warranties of the Company set forth in Section 4.2 (Capitalization) of the Agreement shall not be true and correct in all respects as of the date of the Agreement and as of the Expiration Date as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for de minimis inaccuracies;

(C) any of the representations and warranties of the Company set forth in Section 4.18 (Opinion of Financial Advisor), Section 4.19 (State Takeover Statutes), Section 4.22 (Finders and Brokers) or Section 4.26 (Rule 14d-10 Matters) of the Agreement shall not be true and correct in all material respects as of the date of the Agreement and as of the Expiration Date as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date); or

(D) any representations and warranties of the Company set forth in the Agreement (other than those listed in the preceding clauses (c)(iv)(A), (c)(iv)(B) and (c)(iv)(C)) shall not be true and correct (disregarding all qualifications or limitations on any representation or warranty indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” “materially” or words of similar import set forth therein) as of the date of the Agreement and as of the Expiration Date as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (c)(iv)(D), where the failure of any such representations and warranties to be so true and correct has not had and would not be reasonably expected to result in, individually or in the aggregate, a Material Adverse Effect;

(v)         the Company shall have failed to perform or comply with in any material respect any obligation, agreement or covenant required to be performed or complied with by it under the Agreement on or prior to the Expiration Date;

(vi)        since the date of the Agreement, there shall have occurred any change, state of fact, condition, event, circumstance, effect, occurrence or development that has had or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect; or

(vii)       Merger Sub shall have failed to receive a certificate of the Company, executed by the chief executive officer or the chief financial officer of the Company, dated as of the Expiration Date, to the effect that the conditions set forth in paragraphs (c)(iv), (c)(v), and (c)(vi) of this Annex I have been satisfied.

The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate or modify the Offer pursuant to the terms of the Agreement. The foregoing conditions are for the sole benefit of Parent and Merger Sub, may be asserted by Parent or Merger Sub regardless of the circumstances giving rise to any such conditions, and may be waived by Parent or Merger Sub in whole or in part at any time and from time to time in their sole and absolute discretion (except for the Minimum Condition), in each case, subject to the terms of the Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

The capitalized terms used in this Annex I and not defined in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger, dated as of December 11, 2017 (the “Agreement”).

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

REPROS THERAPEUTICS INC.

FIRST: The name of the Corporation is Repros Therapeutics Inc. (hereinafter the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at that address is the Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”).

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is one thousand (1,000) shares, which shall be shares of common stock with a par value of $0.001 per share.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

1.        The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2.        In furtherance and not in limitation of the powers conferred by the DGCL, the directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the Corporation’s Amended and Restated Bylaws to the fullest extent permitted by the provisions of the DGCL.

3.        The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Corporation’s Amended and Restated Bylaws. Election of directors need not be by written ballot except and to the extent the Corporation’s Amended and Restated Bylaws so provide.

4.        A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under §174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the effective date of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article FIFTH, shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a director at the time of such repeal or modification.

5.        In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate of Incorporation, and any bylaws adopted by the stockholders; provided, however, that no bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such bylaws had not been adopted.

SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the Corporation’s Amended and Restated Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Corporation’s Amended and Restated Bylaws.

SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law, and all rights, preferences, privileges and powers conferred in this Amended and Restated Certificate of Incorporation on stockholders, directors, officers or any other persons subject the rights reserved in this Article SEVENTH.

EIGHTH: With respect to the indemnification obligations of the Corporation:

1.        Each person who at any time is or was a director of the Corporation, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact such person is or was a director, officer or employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, member, employee, trustee, agent or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other for-profit or non-profit enterprise, whether the basis of such Proceeding is alleged action in such person’s official capacity or in another capacity while holding such office, shall be indemnified and held harmless by the Corporation to the full extent permitted by law as may be in effect from time to time (but, in the case of any such amendment or enactment, only to the extent that such amendment or statute permits the Corporation to provide broader indemnification rights than such law prior to such amendment or enactment permitted the Corporation to provide), against all expenses, liability and loss (including, without limitation, court costs and attorneys’ fees, judgments, fines, excise taxes or penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection with a Proceeding, and such indemnification shall continue as to a person who has ceased to be a director of the Corporation or a director, officer, partner, venturer, proprietor, member, employee, trustee, agent or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other for-profit or non-profit enterprise, and shall inure to the benefit of such person’s heirs, executors and administrators. The Corporation’s obligations under this Section 1 of Article EIGHTH include, but are not limited to, the convening of any meeting, and the consideration of any matter thereby, required by statute in order to determine the eligibility of any person for indemnification. The Corporation may adopt bylaws or enter into agreements with any such person for the purpose of providing for the indemnification provided in this Section 1 of Article EIGHTH.

2.          Expenses incurred by a director of the Corporation in defending a Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding to the fullest extent permitted by, and only in compliance with, applicable laws as may be from time to time be in effect, including, without limitation, any provision of the DGCL which requires, as a condition precedent to such expense advancement, the delivery to the Corporation of an undertaking, by or on behalf of such director, to repay all amounts so advanced if it shall ultimately be determined that such director is not entitled to be indemnified under Section 1 of Article EIGHTH or otherwise. Repayments of all amounts so advanced shall be upon such terms and conditions, if any, as the Corporation’s Board of Directors deems appropriate.

3.          The Corporation's obligation to indemnify and to prepay expenses under Sections 1 and 2 of this Article EIGHTH shall arise, and all rights granted to the Corporation's directors hereunder shall vest, at the time of the occurrence of the transaction or event to which a Proceeding relates, or at the time that the action or conduct to which such Proceeding relates was first taken or engaged in (or omitted to be taken or engaged in), regardless of when such Proceeding is first threatened, commenced or completed. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or the Amended Restated Bylaws of the Corporation, no action taken by the Corporation, either by amendment of this Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws of the Corporation or otherwise shall diminish or adversely affect any rights to indemnification or prepayment of expenses granted under Sections 1 and 2 of this Article EIGHTH which shall have become vested as aforesaid prior to the date that such amendment or other corporate action is effective or taken, whichever is later.

4.          If a claim under Section 1 or 2 of this Article EIGHTH or both Sections 1 and 2 of this Article EIGHTH is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit in a court of competent jurisdiction against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall so be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such suit (other than a suit brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition when the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL or other applicable law to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. The failure of the Corporation (including its Board of Directors, independent legal counsel, or stockholders) to have made a determination prior to the commencement of such suit as to whether indemnification is proper in the circumstances based upon the applicable standard of conduct set forth in the DGCL or other applicable law shall neither be a defense to the action nor create a presumption that the claimant has not met the applicable standard of conduct. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal Proceeding, had reasonable cause to believe that his conduct was unlawful.

5.          The indemnification provided by this Article EIGHTH shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any statute, bylaws, other provisions of this Amended and Restated Certificate of Corporation, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

6.          The rights to indemnification and prepayment of expenses which are conferred on the Corporation's directors by Sections 1 and 2 of this Article EIGHTH may be conferred upon any officer, employee or agent of the Corporation if, and to the extent, authorized by the Board of Directors.

7.          The Corporation shall have power to purchase and maintain insurance, at its expense, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, member, employee, trustee, agent or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other for-profit or non-profit enterprise, against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Corporation’s Amended and Restated Bylaws, the provisions of this Article EIGHTH, the DGCL or other applicable law.

* * * * *

Exhibit B

AMENDED AND RESTATED

BYLAWS

OF

REPROS THERAPEUTICS INC.

a Delaware Corporation
(hereinafter referred to as the “Corporation”)

ARTICLE I

OFFICES

Section 1.          Registered Office. The registered office and the registered agent of the Corporation are as set forth in the Certificate of Incorporation.

Section 2.          Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1.          Place of Meeting. All meetings of the stockholders of the Corporation shall be held at such place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors or stated in the notice of the meeting or duly executed waivers thereof. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held by means of remote communication as authorized by Section 211 of the Delaware General Corporation Law, as amended.

Section 2.          Annual Meetings. If required by applicable law, an annual meeting of stockholders for the election of directors and the transaction of other business specified in the notice of meeting shall be held once each year on any day, and such day shall be designated by the Board of Directors and stated in the notice of the meeting. Written notice of the annual meeting stating the place, if any, date and hour of the meeting, and the means of remote communications, if any, shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting.

Section 3.          Special Meetings. Special meetings of stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be called by a majority of the Board of Directors or at the request in writing of stockholders owning a majority in amount of the entire capital stock of the Corporation issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting. Upon receipt of such request, it shall be the duty of the Secretary to fix the date and time of the meeting, to be held not more than sixty (60) days following receipt of the request, and to give notice thereof. If the Secretary shall neglect or refuse to fix the date and time of the meeting, the person or persons calling the meeting may do so. Notice of a special meeting stating the place, if any, date and hour of the meeting, or the means of remote communications, if any, by which stockholders may be deemed to be present in person and vote at such meeting, and the purpose or purposes for which the meeting is called, shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 4.          Quorum; Adjourned Meetings. The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting, at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If the adjournment is for less than thirty (30) days and if after the adjournment a new record date is not fixed for the adjourned meeting, a notice of the adjourned meeting shall not be given, except as required by resolution of the Board of Directors.

Section 5.          Required Vote. When a quorum is present or represented by proxy at any meeting of stockholders, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question other than the election of directors brought before such meeting, unless the question is one upon which by express provision of statute or of the Certificate of Incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote at any meeting at which stockholders may vote for the election of directors.

Section 6.          Voting. Each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period.

Section 7.          Organization. Meetings of stockholders shall be presided over by the Chairperson of the Board of Directors, if any, or in the absence of such Chairperson by a chairperson designated by the Board of Directors, or in the absence of such designation by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

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Section 8.          Action Without Meeting. Any action required by law or these Bylaws to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by law, be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

An electronic transmission consenting to an action to be taken and transmitted by a stockholder, or by a person or persons authorized to act for a stockholder, shall be deemed to be written, signed and dated for purposes of this Section 8, provided that any such electronic transmission sets forth or is delivered with information from which the Corporation can determine (i) that the electronic transmission was transmitted by the stockholder, or by a person or persons authorized to act for the stockholder, and (ii) the date on which such stockholder or authorized person or persons transmitted such electronic transmission. The date on which such electronic transmission is transmitted shall be deemed to be the date on which such consent was signed.

Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

Section 9.          List of Stockholders Entitled to Vote. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, at the principal place of business of the Corporation. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder of the Corporation who is present.

Section 10.         Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 9 of this Article II or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

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ARTICLE III

DIRECTORS

Section 1.          General Authority. The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors which may exercise all such powers of the Corporation and do such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders or other person or persons.

Section 2.          Number and Election. The number of directors shall not be less than one and not more than seven, until changed by amendment of the Bylaws, which amendment must be duly adopted by a vote of a majority of the outstanding shares of the corporation. The initial number of directors which shall constitute the first Board of Directors shall be three. The number of directors which shall constitute all subsequent Boards of Directors shall be specified by resolution of the Board of Directors. The directors shall be elected at the annual meeting of the stockholders, except as provided in Section 3 of this Article III and except that the first directors of the Corporation shall be elected by the Incorporator and each director shall hold office until his successor is elected and qualified or until his earlier resignation or removal. Directors need not be stockholders.

Section 3.          Vacancies and Newly Created Directorships. Vacancies, and newly created directorships resulting from any increase in the authorized number of directors, shall be filled by a majority vote of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by statute.

Section 4.          Regular Meetings. Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine.

Section 5.          Special Meetings. Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the President, any Vice President, the Secretary, or by any member of the Board of Directors.

Section 6.          Notice of Meetings. The Secretary or other person or persons calling a meeting shall give notice at least two (2) days before the meeting. Except as otherwise herein provided, neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in this notice of such meeting. A written waiver of notice signed by the director entitled to notice, whether before or after the time stated therein, shall be equivalent to notice. Attendance of a director at the meeting shall constitute a waiver of notice of such meeting, except when the director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

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Section 7.          Quorum; Required Vote; Adjourned Meetings. At all meetings of the Board of Directors or any committee thereof, a majority of directors or committee members shall constitute a quorum for the transaction of business. The act of a majority of the directors or committee members present at any meeting at which there is a quorum shall be the act of the Board of Directors or committee, as the case may be, except as may be otherwise specifically provided by statute or by the Certificate of Incorporation. If a quorum shall not be present at any meeting of the Board of Directors or committee thereof, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. In the event that such Board of Directors or committee is composed of an even number of persons, a majority means one-half of the number of such persons plus one.

Section 8.          Action Without Meetings; Telephone Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee.

Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors or any committee designated by such Board of Directors, may participate in a meeting of such Board of Directors or committee by means of conference telephone or other communications equipment by which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this Section 8 shall constitute presence in person at such meeting.

Section 9.          Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Such committee or committees shall have such member or members as may be determined from time to time by resolution adopted by the Board of Directors. Any such committee, to the extent provided in the resolution of the Board of Directors and to the extent permitted under applicable statutory provisions, shall have and may exercise all the power and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

Section 10.         Committee Minutes. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

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Section 11.         Compensation. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

Section 12.         Resignation. Any director of the Corporation may resign at any time by giving notice in writing or by electronic transmission to the President or to the Secretary of the Corporation. The resignation of any director shall take effect at the time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 13.         Removal. Any director or the entire Board of Directors may be removed, at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as may be provided by statute or the Certificate of Incorporation.

ARTICLE IV

NOTICES

Section 1.          General. Whenever, under the provisions of applicable statutory law or of the Certificate of Incorporation or of these Bylaws, notice is required to be given to any director or stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, addressed to such director or stockholder, at his address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. Notice to directors may also be given by email or facsimile (with confirmation of receipt of such facsimile).

Section 2.          Waiver of Notice. Whenever any notice is required to be given under the provisions of the statutes or of the Certificate of Incorporation or of these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these Bylaws.

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ARTICLE V

OFFICERS

Section 1.          Officers; Election; Resignation; Removal; Vacancies; Salaries. The Board of Directors shall elect a President and Secretary, and it may, if it so determines, choose a Chairperson of the Board and a Vice Chairperson of the Board from among its members. The Board of Directors may also choose one or more Vice Presidents, one or more Assistant Secretaries, a Chief Financial Officer and one or more Assistant Financial Officers and such other officers as it shall from time to time deem necessary or desirable. Each such officer shall hold office until the first meeting of the Board of Directors after the annual meeting of stockholders next succeeding his or her election, and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any officer may resign at any time upon written notice to the Corporation. The Board of Directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation. Any number of offices may be held by the same person. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board of Directors. The salaries of all officers and agents of the Corporation shall be fixed by or in the manner prescribed by the Board of Directors.

Section 2.          Execution of Documents. All deeds, mortgages, bonds, contracts and other instruments may be executed on behalf of the Corporation by the President or by any other person or persons designated from time to time by the Board of Directors or the President, unless such power is restricted by resolution of the Board of Directors.

Section 3.          Powers and Duties of Officers. The officers of the Corporation shall have such powers and duties in the management of the Corporation as may be prescribed by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties.

ARTICLE VI

INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

Section 1.          Indemnification. Any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed Proceeding, by reason of the fact such person is or was a director, officer or employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, member, employee, trustee, agent or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other for-profit or non-profit enterprise (each such person sometimes referred to in this Article VI as an “indemnitee”), whether the basis of such Proceeding is alleged action in such person’s official capacity or in another capacity while holding such office, shall be indemnified and held harmless by the Corporation to the full extent permitted by law as may be in effect from time to time (but, in the case of any such amendment or enactment, only to the extent that such amendment or statute permits the Corporation to provide broader indemnification rights than such law prior to such amendment or enactment permitted the Corporation to provide), against all expenses, liability and loss (including, without limitation, court costs and attorneys’ fees, judgments, fines, excise taxes or penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection with a Proceeding, so long as a majority of a quorum of disinterested directors, the stockholders or legal counsel through a written opinion determines that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and in the case of a criminal Proceeding, such person had no reasonable cause to believe his conduct was unlawful. Such indemnification shall continue as to a person who has ceased to be a director of the Corporation or a director, officer, partner, venturer, proprietor, member, employee, trustee, agent or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other for-profit or non-profit enterprise, and shall inure to the benefit of such person’s heirs, executors and administrators. The Corporation’s obligations under this Article VI include, but are not limited to, the convening of any meeting, and the consideration of any matter thereby, required by statute in order to determine the eligibility of any person for indemnification.

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Section 2.          Advancement of Expenses. Expenses incurred by a director of the Corporation in defending a Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding to the fullest extent permitted by, and only in compliance with, applicable laws as may be from time to time be in effect, including, without limitation, any provision of the DGCL which requires, as a condition precedent to such expense advancement, the delivery to the Corporation of an undertaking, by or on behalf of such director, to repay all amounts so advanced if it shall ultimately be determined that such director is not entitled to be indemnified under Section 1 of this Article VI or otherwise. Repayments of all amounts so advanced shall be upon such terms and conditions, if any, as the Corporation’s Board of Directors deems appropriate.

Section 3.          Vesting. The Corporation's obligation to indemnify and to prepay expenses under Sections 1 and 2 of this Article VI shall arise, and all rights granted to the Corporation's directors hereunder shall vest, at the time of the occurrence of the transaction or event to which a Proceeding relates, or at the time that the action or conduct to which such Proceeding relates was first taken or engaged in (or omitted to be taken or engaged in), regardless of when such Proceeding is first threatened, commenced or completed. Notwithstanding any other provision of the Amended and Restated Certificate of Incorporation or these Amended Restated Bylaws, no action taken by the Corporation, either by amendment of the Amended and Restated Certificate of Incorporation or these Amended and Restated Bylaws or otherwise shall diminish or adversely affect any rights to indemnification or prepayment of expenses granted under Sections 1 and 2 of this Article VI which shall have become vested as aforesaid prior to the date that such amendment or other corporate action is effective or taken, whichever is later.

Section 4.          Procedure for Determination of Entitlement to Indemnification.

(a) To obtain indemnification under this Article VI, an indemnitee shall submit to the Secretary of the Corporation a written request, including such documentation and information as is reasonably available to the indemnitee and reasonably necessary to determine whether and to what extent the indemnitee is entitled to indemnification (the “Supporting Documentation”). The determination of the indemnitee’s entitlement to indemnification shall be made not later than sixty (60) days after receipt by the Corporation of the written request for indemnification together with the Supporting Documentation. The Secretary of the Corporation shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that the indemnitee has requested indemnification, whereupon the Corporation shall provide such indemnification, including without limitation advancement of expenses, so long as the indemnitee is legally entitled thereto in accordance with applicable law.

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(b) The indemnitee’s entitlement to indemnification under this Article VI shall be determined in one of the following ways: (i) by a majority vote of the Disinterested Directors (as hereinafter defined), even though less than a quorum of the Board of Directors; (ii) by a committee of such Disinterested Directors, even though less than a quorum of the Board of Directors; (iii) by a written opinion of Independent Counsel (as hereinafter defined) if (x) a Change in Control (as hereinafter defined) shall have occurred and the indemnitee so requests or (y) a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, a majority of such Disinterested Directors so directs; (iv) by the stockholders of the Corporation (but only if a majority of the Disinterested Directors, if they constitute a quorum of the Board of Directors, presents the issue of entitlement to indemnification to the stockholders for their determination); or (v) as provided in Section 5(a) of this Article VI.

(c) In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to paragraph (b) above, a majority of the Disinterested Directors shall select the Independent Counsel, but only an Independent Counsel to which the indemnitee does not reasonably object; provided, however, that if a Change in Control shall have occurred, the indemnitee shall select such Independent Counsel, but only an Independent Counsel to which the Board of Directors does not reasonably object.

(d) The only basis upon which a finding that indemnification may not be made is that such indemnification is prohibited by law.

(e) The Corporation shall pay all costs associated with its determination of indemnitee’s eligibility for indemnification.

Section 5.          Presumptions and Effect of Certain Proceedings; Enforcement.

(a) Except as otherwise expressly provided in this Article VI, if a Change in Control shall have occurred, the indemnitee shall be presumed to be entitled to indemnification under this Article VI upon submission of a request for indemnification together with the Supporting Documentation in accordance with Section 4(a) of this Article VI, and thereafter the Corporation shall have the burden of proof to overcome that presumption in reaching a contrary determination. In any event, if the person or persons empowered under Section 4(b) of this Article VI to determine entitlement to indemnification shall not have been appointed or shall not have made a determination within sixty (60) days after receipt by the Corporation of the request therefor together with the Supporting Documentation, the indemnitee shall be deemed to be entitled to indemnification and the indemnitee shall be entitled to such indemnification unless (i) the indemnitee misrepresented a material fact, or omitted a material fact necessary to make indemnitee’s statement not misleading, in making the request for indemnification or in the Supporting Documentation or (ii) such indemnification is prohibited by law.

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(b) If a claim under Section 1 or 2 of this Article VI or both Sections 1 and 2 of this Article VI is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit in a court of competent jurisdiction against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall so be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such suit (other than a suit brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition when the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL or other applicable law to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. The failure of the Corporation (including its Board of Directors, independent legal counsel, or stockholders) to have made a determination prior to the commencement of such suit as to whether indemnification is proper in the circumstances based upon the applicable standard of conduct set forth in the DGCL or other applicable law shall neither be a defense to the action nor create a presumption that the claimant has not met the applicable standard of conduct. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal Proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 6.          Remedies of Indemnitee.

(a) In the event that a determination is made pursuant to Section 4(b) of this Article VI that the indemnitee is not entitled to indemnification under this Article VI: (i) the indemnitee shall be entitled to seek an adjudication of his or her entitlement to such indemnification either, at the indemnitee’s sole option, in (x) an appropriate court of the State of Delaware or any other court of competent jurisdiction, or (y) an arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association; (ii) any such judicial Proceeding or arbitration shall be de novo and the indemnitee shall not be prejudiced by reason of such adverse determination; and (iii) in any such judicial Proceeding or arbitration the Corporation shall have the burden of proving that the indemnitee is not entitled to indemnification under this Article VI.

(b) If a determination shall have been made or is deemed to have been made, pursuant to Section 4(b) or 4(c) of this Article VI that the indemnitee is entitled to indemnification, the Corporation shall be obligated to pay the amounts constituting such indemnification within five (5) days after such determination has been made or is deemed to have been made and shall be conclusively bound by such determination unless (i) the indemnitee misrepresented a material fact, or omitted a material fact necessary to make indemnitee’s statement not misleading, in making the request for indemnification or in the Supporting Documentation, or (ii) such indemnification is prohibited by law. In the event that: (A) advancement of expenses is not timely made pursuant to Section 2 of this Article VI; or (B) payment of indemnification is not made within five (5) days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to Section 4(b) or 4(c) of this Article VI, the indemnitee shall be entitled to seek judicial enforcement of the Corporation’s obligation to pay to the indemnitee such advancement of expenses or indemnification. Notwithstanding the foregoing, the Corporation may bring an action, in an appropriate court in the State of Delaware or any other court of competent jurisdiction, contesting the right of the indemnitee to receive indemnification hereunder due to the occurrence of an event described in subclause (i) or (ii) of this clause (b) (a “Disqualifying Event”); provided, however, that in any such action the Corporation shall have the burden of proving the occurrence of such Disqualifying Event.

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(c) The Corporation shall be precluded from asserting in any judicial Proceedings or arbitration commenced pursuant to this Section 6 that the procedures and presumptions of this Article VI are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Corporation is bound by all the provisions of this Article VI.

(d) In the event that the indemnitee, pursuant to this Section 6, seeks a judicial adjudication of or an award in arbitration to enforce his or her rights under, or to recover damages for breach of, this Article VI, the indemnitee shall be entitled to recover from the Corporation, and shall be indemnified by the Corporation against, any expenses actually and reasonably incurred by the indemnitee if the indemnitee prevails in such judicial adjudication or arbitration. If it shall be determined in such judicial adjudication or arbitration that the indemnitee is entitled to receive part but not all of the indemnification or advancement of expenses sought, the expenses incurred by the indemnitee in connection with such judicial adjudication shall be prorated accordingly.

Section 7.          Definitions. For purposes of this Article VI:

(a) “Change in Control” means a change in control of the Corporation of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Corporation is then subject to such reporting requirement; provided that, without limitation, such a change in control shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation’s then outstanding securities without the prior approval of at least a majority of the members of the board of directors in office immediately prior to such acquisition; (ii) the Corporation is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any new director whose election or nomination for election by the Corporation’s stockholders was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the board of directors.

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(b) “Disinterested Director” means a director of the Board of Directors who is not a party to the Proceeding in respect of which indemnification or advancement of expenses is sought by the indemnitee.

(d) “Independent Counsel” means a law firm or a member of a law firm that neither presently is, nor in the past five (5) years has been, retained to represent: (i) the Corporation or the indemnitee in any matter material to either such party or (ii) any other party to the Proceeding giving rise to a claim for indemnification under this Article VI. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing under such persons relevant jurisdiction of practice, would have a conflict of interest in representing either the Corporation or the indemnitee in an action to determine the indemnitee’s rights under this Article VI.

(e) “Official Capacity” means indemnitee’s corporate status as a director and/or officer of the Corporation and any other fiduciary capacity in which indemnitee serves the Corporation, its subsidiaries or affiliates, and any other entity which indemnitee serves in such capacity at the request of any of the Board of Directors, chief executive officer, chairman of the Board of Directors, or president. “Official Capacity” also refers to all actions which indemnitee takes or does not take while serving in such capacity.

(f) “Proceeding” includes any actual or threatened inquiry, investigation, action, suit, arbitration, or any other such actual or threatened action or occurrence, whether civil, criminal, administrative or investigative.

Section 8.          Invalidity; Severability; Interpretation. If any provision or provisions of this Article VI shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VI (including, without limitation, all portions of any section paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VI (including, without limitation, all portions of any section or paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable. Reference herein to laws, regulations or agencies shall be deemed to include all amendments thereof, substitutions therefor and successors thereto.

Section 9.          Insurance. The Corporation shall have power to purchase and maintain insurance, at its expense, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, member, employee, trustee, agent or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other for-profit or non-profit enterprise, against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Corporation’s Amended and Restated Certificate of Incorporation, the provisions of this Article VI, the DGCL or other applicable law.

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Section 10.         Amendment or Repeal. A right to indemnification or to advancement of expenses arising under a provision of the Certificate of Incorporation or Bylaws shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

Section 11.         Nonexclusive. The indemnification provided by this Article VI shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any statute, the Corporation’s Amended and Restated Certificate of Corporation, other provisions of these Amended and Restated Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

Section 12.         Permissive Indemnification. The rights to indemnification and prepayment of expenses which are conferred on the Corporation's directors by Sections 1 and 2 of this Article VI may be conferred upon any officer, employee or agent of the Corporation if, and to the extent, authorized by the Board of Directors.

ARTICLE VII

CERTIFICATES OF STOCK

Section 1.          General. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by or in the name of the Corporation (i) by the Chairperson or Vice Chairperson of the Board of Directors, if any, or the President or a Vice President, and (ii) by the Chief Financial Officer or an Assistant Financial Officer, or the Secretary or an Assistant Secretary, of the Corporation certifying the number of shares owned by such holder in the Corporation. Any of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

Section 2.          Transfers of Stock. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares in compliance with the requirements of Section 8-401 of Title 6 of the Delaware Code Annotated, as amended, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

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Section 3.          Lost or Destroyed Stock Certificates; Issuance of New Certificates. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 4.          Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (i) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting; (ii) in the case of determination of stockholders entitled to express consent to corporate action in writing without a meeting, shall not precede nor be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (iii) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (ii) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action of the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (iii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 5.          Registered Stockholders. The Corporation shall be entitled to treat the record holder of any shares of the Corporation as the owner thereof for all purposes, including all rights deriving from such shares, and shall not be bound to recognize any equitable or other claim to, or interest in, such shares or rights deriving from such shares, on the part of any other person, including, but without limiting the generality thereof, a purchaser, assignee or transferee of such shares or rights deriving from such shares, unless and until such purchaser, assignee, transferee or other person becomes the record holder of such shares, whether or not the Corporation shall have either actual or constructive notice of the interest of such purchaser, assignee, transferee or other person. Any such purchaser, assignee, transferee or other person shall not be entitled to receive notice of the meetings of stockholders, to vote at such meetings, to examine a complete list of the stockholders entitled to vote at meetings, or to own, enjoy and exercise any other property or rights deriving from such shares against the Corporation, until such purchaser, assignee, transferee or other person has become the record holder of such shares.

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ARTICLE VIII

INTERESTED OFFICERS OR DIRECTORS

No contract or transaction between this Corporation and one or more of its directors or officers, or between this Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if:

(a)          The material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

(b)          The material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

(c)          The contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

ARTICLE IX

GENERAL PROVISIONS

Section 1.          Dividends. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the directors from time to time, in their sole discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the directors shall think conducive to the interest of the Corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

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Section 2.          Voting Securities of Other Corporations. The President or such other officers or agents of the Corporation as he shall designate shall have the authority to vote on behalf of the Corporation the securities of any other corporation, which are owned or held by the Corporation and may attend meetings of stockholders or execute and deliver proxies for such purpose.

Section 3.          Disbursements. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

Section 4.          Fiscal Year. The fiscal year of the Corporation shall be as determined by the Board of Directors.

Section 5.          Seal. The corporate seal, if any, shall be in such form as the Board of Directors shall determine.

ARTICLE X

AMENDMENTS

These Bylaws may be altered or repealed by majority vote of the stock outstanding or by resolution adopted by a majority vote of the Board of Directors.

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